UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Key Technology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

150 Avery Street
Walla Walla, Washington 99362

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on February 11, 2011

To our Shareholders:
     The 2011 Annual Meeting of Shareholders of Key Technology, Inc. will be held beginning at 8:00 a.m. on Friday, February 11, 2011 at the offices of Tonkon Torp LLP, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon, for the following purposes:
1.	To elect two directors of the Company;

2.	To consider advisory approval of the compensation of the Company’s named executive officers;

3.	To conduct an advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers;

4.	To consider approval of the Company’s 2010 Equity Incentive Plan;

5.	To ratify the selection of the Company’s independent registered public accountants for fiscal 2011; and

6.	To transact such other business as may properly come before the Annual Meeting.
     Only holders of record of the Company’s Common Stock at the close of business on December 3, 2010 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy. The accompanying form of proxy is solicited by the Board of Directors of the Company.
By order of the Board of Directors,

Ronald L. Greenman
Secretary
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.
Walla Walla, Washington
January 3, 2011
INTERNET AVAILABILITY OF PROXY MATERIALS
***** IMPORTANT NOTICE *****
Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders
To be held on February 11, 2011
The Proxy Statement and Annual Report to Shareholders are available at
http://www.proxydocs.com/ktec

i

150 Avery Street
Walla Walla, Washington 99362

PROXY STATEMENT
2011 Annual Meeting of Shareholders

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:	Why am I receiving these proxy materials?
     Our board of directors is providing these proxy materials to you in order to solicit your proxy (i.e., your permission) to vote your shares of Key Technology, Inc. stock upon certain matters at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Friday, February 11, 2011 at 8:00 a.m., Pacific Time.
     We will refer to Key Technology, Inc. throughout as “we,” “us,” the “Company” or “Key.”
Q:	When did Key send the proxy solicitation materials?
     The proxy solicitation materials were first sent on or about January 3, 2011 to all shareholders entitled to vote at the Annual Meeting.
Q:	Where is the Annual Meeting?
     The Annual Meeting will be held at the offices of Tonkon Torp LLP, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon.
Q:	Can I attend the Annual Meeting?
     You are invited to attend the Annual Meeting if you were a shareholder of record as of the close of business on December 3, 2010.
Q:	What proposals will be voted on at the Annual Meeting?
At the Annual Meeting, shareholders will be asked to vote on:
Item 1.	The election of two directors to hold office until the 2014 annual meeting of shareholders or until their respective successors have been duly elected and qualified;

Item 2.	An advisory (non-binding) resolution considering approval of the compensation of our named executive officers;

Item 3.	An advisory (non-binding) vote regarding the frequency of the advisory vote on the compensation of our named executive officers;

Item 4.	A resolution considering approval of our 2010 Equity Incentive Plan;

Item 5.	The ratification of the selection of Grant Thornton LLP as our independent registered public accountants for fiscal 2011; and

Item 6.	Such other business as may properly come before the Annual Meeting.
Q:	What do I need to do now?
     First, carefully read this document in its entirety. Then, vote your shares by following the instructions from your broker if your shares are held in “street name,” or by one of the following methods:
•	Mark, sign, date and return your proxy card in the enclosed envelope as soon as possible; or

•	Attend the shareholder meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.
VOTING AT THE ANNUAL MEETING
Q:	Who is entitled to vote at the Annual Meeting and how many votes do they have?
     You may vote if you were a holder of record of our common stock (the “Common Stock”) as of the close of business on December 3, 2010 (the “Record Date”). Each share of Common Stock is entitled to one vote.
     As of the Record Date, there were 5,292,653 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.
Q:	How many shares must be present or represented to conduct business at the Annual Meeting?
     The presence of the holders of a majority of the shares of our Common Stock entitled to vote at the Annual Meeting, or the holders of 2,646,327 shares, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Such shareholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting, or (2) have properly submitted a proxy.
     Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present at the Annual Meeting, but will not be counted for or against any proposal.
Q:	What is a broker non-vote?
     For shares held through a broker or other nominee that is a New York Stock Exchange (“NYSE”) member organization, if a matter to be voted on is considered routine, the broker has discretion to vote the shares. If the matter to be voted on is determined to be non-routine, the broker may not vote the shares without specific instructions from the shareholder. A broker non-vote occurs when a broker or other nominee holding shares does not vote on a particular proposal because the nominee has not received instructions from the shareholder and does not have discretionary voting power with respect to that item. Broker non-votes will not be counted for or against any proposal.
     If a broker or other nominee holds your shares in its name, the broker is permitted to vote your shares on the ratification of the selection of Grant Thornton LLP as our independent registered public accountants even if the broker does not receive voting instructions from you.
Q:	Can I vote my shares in person at the Annual Meeting?
     Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting, even if previously voted by another method.

     It is important that your shares be represented at the Annual Meeting. Therefore, even if you plan to attend in person, we recommend that you submit your proxy as described below, so that your vote will be counted if you later decide not to attend the Annual Meeting.
Q:	How can I vote my shares without attending the Annual Meeting?
     You may direct how your shares are voted without attending the Annual Meeting whether you are the shareholder of record or whether your shares are held by a broker or other nominee on your behalf.
     Shareholders of Record — If a proxy card in the accompanying form is properly signed, dated and returned prior to the voting at the Annual Meeting, the shares represented will be voted as instructed on the proxy card.
     Shares Held by a Broker or Other Nominee on Your Behalf — You may vote by submitting voting instructions to your broker, trustee or nominee; please refer to the voting instructions provided to you by your broker, trustee or nominee.
Q:	How will my shares be voted if I submit a proxy and do not make specific choices?
     If you submit a properly signed and dated proxy card but do not provide voting instructions, the shares represented will be voted “FOR” the ratification of the selection of the independent registered public accountants.
Q:	What if I abstain from voting?
     If your shares are represented at the annual meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present, but will not be counted as either an affirmative vote or a negative vote with respect to that matter. With respect to the five items scheduled to be voted on at the meeting, abstentions will have no effect on the outcome of the vote on those proposals, assuming a quorum is present.
Q:	What happens if additional matters are presented at the Annual Meeting?
     If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxies will use their discretionary authority to vote on such matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
Q:	Can I change or revoke my vote?
     Any proxy may be revoked by a shareholder prior to its exercise by (1) filing with the Secretary of the Company, prior to your shares being voted at the Annual Meeting, a written notice of revocation or another duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting and should be hand delivered or sent to 150 Avery Street, Walla Walla, Washington 99362.
Q:	Who is soliciting votes and will bear the cost of soliciting votes for the Annual Meeting?
     The Board of Directors is soliciting votes, and the Company will bear all costs of soliciting proxies. We have retained American Stock Transfer & Trust Company to act as registrar and transfer agent, in return for which we pay a monthly fee of $1,050. Its services also include the solicitation of voted proxies from brokers, nominees, institutions and individuals. In addition to solicitation by mail, proxies may be solicited personally, without additional compensation, by our officers and employees or by telephone, facsimile, electronic transmission or express mail. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals.

Q:	Will a list of shareholders entitled to vote at the Annual Meeting be available?
     In accordance with Oregon law, a list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and at our principal executive offices during regular business hours beginning on January 5, 2011 and continuing through the Annual Meeting.
Q:	Where can I find the voting results of the Annual Meeting?
     We intend to announce preliminary voting results at the Annual Meeting and will disclose final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days following the Annual Meeting.
ADDITIONAL INFORMATION
Q:	How may I obtain a separate copy of the proxy materials?
     We have adopted a practice called “householding” for mailing this proxy statement in an effort to reduce printing and postage costs. Under this practice, shareholders who share the same address will receive only one copy of our proxy materials and annual report, unless we receive contrary instructions from any shareholder at that address. If you prefer to receive your own copy of our proxy materials and annual report, please contact American Stock Transfer & Trust Company at 800-937-5449. You may also contact the Company or AST if you received multiple copies of the proxy materials and annual report and would prefer to receive a single copy in the future.
Q:	Can I access Key’s proxy materials and Annual Report on Form 10-K over the Internet?
     You can access this proxy statement and the 2010 Annual Report on our website at www.key.net. You may also obtain a copy of our 2010 Annual Report without charge upon request to: Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362.
     In addition, pursuant to rules promulgated by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. The Proxy Statement and Annual Report to Shareholders are available at http://www.proxydocs.com/ktec. In accordance with SEC rules, the materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors.
Q:	Is there any information that I should know about future meetings (what is the deadline for receipt of shareholder proposals for the 2012 Annual Meeting of Shareholders)?
     Shareholders are entitled to present proposals for action and director nominations at the 2012 Annual Meeting of Shareholders only if they comply with the applicable requirements of the proxy rules established by the Securities and Exchange Commission and the applicable provisions of our bylaws. Shareholders must ensure that such proposals and nominations are received no later than September 6, 2011 by the Secretary of the Company at our principal executive offices, 150 Avery Street, Walla Walla, Washington 99362.
     Any business intended to be presented by a shareholder at the 2012 Annual Meeting, but not included in the proxy materials must comply with Key’s bylaws. Under our bylaws, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on September 6, 2011. The notice must set forth as to each matter that the shareholder proposes to bring before the meeting (i) a brief description of the matter, (ii) the proposing shareholder’s name and record address, (iii) the class or series and number of Key’s shares that the shareholder beneficially owns, (iv) a description of all agreements, arrangements or understandings between the shareholder and any other person(s) (including their names and addresses) in connection with the proposal of such matter and any material interest of the shareholder in such matter, and (v) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting. If the written notice relates to a shareholder nomination of any person to stand for election to the Board, please see page 7 of this Proxy Statement for additional information required to be included in the shareholder’s written notice.
     In August 2010, the SEC adopted new Rule 14a-11 relating to proxy access by shareholders. The new rule was to become effective in November 2010 but the SEC has ordered a stay of effectiveness of the new rule pending judicial review. Rule 14a-11 would require an issuer, in certain circumstances, to include in its proxy materials a limited number of qualified nominees for election to its board of directors if such nominees are submitted by appropriately qualified shareholders. To be eligible, among other things, such a shareholder must hold at least three percent of the issuer’s shares eligible to vote for directors, must have held those shares for at least three years, and must certify that the shareholder has no intention to effect a change in control of the issuer. As originally adopted, the new proxy access rules would have applied to the Company for the 2012 proxy season. As a result of the stay, the new rules will not become effective, if at all, until the litigation is resolved.
Q:	How can I communicate with the Board of Directors?
     Any shareholder or other interested party desiring to communicate with one or more directors, or a particular committee of the Board, may do so by addressing their written correspondence to Key Technology, Inc., Board of Directors, c/o Secretary, at our principal executive offices, 150 Avery Street, Walla Walla, Washington 99362. The Secretary of the Company will promptly forward all such communications to the specified addressees, as appropriate.
Q:	Who will count the vote?
     The Secretary of the Company or his designee will act as Inspector of Election at the Annual Meeting and count the vote.
Q:	Where can I obtain more information?
     If you have questions about the Annual Meeting or about submitting your proxy, you may contact:
Investor Relations
Key Technology, Inc.
150 Avery Street
Walla Walla, Washington 99362
(509) 394-3362
investorinfo@key.net
     Requests for copies of the proxy materials and 2010 Annual Report on Form 10-K should be sent to the address above. Notices of shareholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors and any other communications should be sent to the address above to the attention of the Secretary of the Company.

INFORMATION ABOUT KEY’S BOARD OF DIRECTORS
Q:	Who is on Key’s Board of Directors?
     Our Board of Directors currently has six members: David M. Camp, Richard Lawrence, John E. Pelo, Michael L. Shannon, Charles H. Stonecipher and Donald A. Washburn.
Q:	How often are members elected?
     The directors are divided into three classes, each consisting of two directors. One class is elected each year for a three-year term.
Q:	What if a nominee is unwilling or unable to serve?
     Each nominee listed in this Proxy Statement has agreed to serve as a director, if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee designated by the proxy holders or the present Board of Directors.
Q:	Which members of Key’s Board of Directors are independent?
     The Board of Directors has determined that a majority of its directors presently meet the independence standards established under the applicable rules of the Securities and Exchange Commission and the NASDAQ Global Market®. These directors are Messrs. Lawrence, Pelo, Shannon, Stonecipher and Washburn.
Q:	How often did the Board of Directors meet in Fiscal 2010?
     During fiscal 2010, the Board of Directors held six meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member during fiscal 2010.
     The Board of Directors does not currently have a policy with regard to the attendance of Board members at the annual meeting of shareholders. All of the current directors of the Company attended the Company’s 2010 Annual Meeting of Shareholders.
Q:	What are the minimum qualifications required to serve on Key’s Board of Directors?
     Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include high-level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters.
     In addition, nominees must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our shareholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. Specifically, nominees for election to our Board of Directors should possess the highest personal and professional ethics, integrity and values. They must also have an inquisitive and objective perspective, practical wisdom, and mature and experienced judgment. Directors must develop an understanding of our Company’s business and have a willingness to devote adequate time to carrying out their duties.
Q:	How does the Nominating and Corporate Governance Committee identify and evaluate nominees for director?
     The Nominating and Corporate Governance Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its shareholders. The Nominating and Corporate Governance Committee considers potential candidates who may come to the attention of the Committee through current Board members, shareholders or other persons. In identifying candidates for membership on our Board of Directors, the Nominating and Corporate Governance Committee takes into consideration a number of factors, including: (i) relevant career experience, relevant technical skills, industry knowledge and experience, and financial expertise; (ii) individual qualifications, including strength of character, mature judgment, familiarity with our business or industry, independence of thought and the ability to work collegially; and (iii) the extent to which the candidate would fulfill a present need on our Board of Directors.
     The Committee evaluates potential nominees by reviewing their qualifications, reviewing results of personal and reference interviews, and reviewing such other information as may be deemed relevant. Candidates whose evaluations are favorable are then chosen by a majority of the members of the Nominating and Corporate Governance Committee to be recommended for selection by the Board of Directors. The Board selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting. The Company does not currently employ an executive search firm, or pay a fee to any third party, to locate qualified candidates for director positions.
Q:	Are director nominees evaluated differently based on whether the nominee is recommended by a security holder or by the Nominating and Corporate Governance Committee?
     No. Each candidate brought to the attention of the Nominating and Corporate Governance Committee, regardless of who recommended such candidate and regardless of whether such candidate is recommended by a shareholder, is considered on the basis of the criteria set forth above.
Q:	Does the Nominating and Corporate Governance Committee consider diversity in identifying nominees for director candidates?
     Although Key does not have a formal policy for the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes and experiences that cover the spectrum of areas that affect our business. In general, the constitution of the Board is diversified across the following areas: (i) financial accounting, legal and corporate governance experience, and (ii) experience with our business and industry, including experience in global markets, experience with engineered products, and experience with international legal and regulatory frameworks. Candidates for vacant Board seats are considered in the context of current perceived needs of the Board as a whole. The Nominating and Corporate Governance Committee regularly assesses whether the mix of skills, experience and background of our Board as a whole is appropriate for the Company.
Q:	What are the policies and procedures for considering director candidates recommended by shareholders?
     A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board has determined that one or more directors will be elected shall submit a written notice of his or her nomination of a candidate to the Company’s Secretary at its principal executive offices. The submission must be received at the Company’s principal executive offices not less than 120 calendar days before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. For the 2012 annual meeting, this date would be September 6, 2011. However, if the Company did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials.
     A shareholder’s notice to the Secretary in order to be valid must set forth (i) the name and address, as they appear on the Company’s books, of the shareholder nominating such candidate; (ii) the class and number of shares of the Company which are beneficially owned by the shareholder; (iii) the name, age, business address and residence address of each nominee proposed in the notice; (iv) the principal occupation or employment of the nominee; (v) the number of shares of the Company’s Common Stock beneficially owned by the nominee, if any; (vi) a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the shareholder is making the nomination; and (vii) any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.
Q:	Does Key have a code of ethics?
     The Company has adopted the Key Technology, Inc. Code of Business Conduct and Ethics which applies to all of the Company’s directors and employees, including its chief executive officer and senior financial officers. The Code of Business Conduct and Ethics is available on the Company’s website at www.key.net and will be provided without charge to any shareholder upon written request to: Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362. The Code of Business Conduct and Ethics provides that any waiver of its applicability to any director or executive officer may be made only by the Board of Directors or an appropriately designated Board committee and will be publicly disclosed promptly to the Company’s shareholders.
Q:	Are related-party transactions considered by Key’s Board of Directors?
     The Company follows a written policy that all proposed transactions by the Company with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to the Company than could be obtained from unaffiliated parties, are reasonably expected to benefit the Company and are approved by a majority of the disinterested, independent members of the Board of Directors.
Q:	What are the Committees of the Board?
     The Company maintains a standing Audit Committee, Compensation and Management Development Committee and a Nominating and Corporate Governance Committee. All of the Committees are engaged in their respective areas of responsibility throughout the year, and frequently interact with the Chief Executive Officer and the Chief Financial Officer in furtherance of the Committees’ tasks and the Company’s goals and objectives.
     Audit Committee. The Audit Committee consists of four members: Mr. Pelo, Chairman, Mr. Lawrence, Mr. Stonecipher, and Mr. Washburn. All of the Audit Committee members are independent, as defined under the rules of the NASDAQ Global Market. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. The function of the Audit Committee is to review the performance of, and recommend to the Board of Directors the appointment of, the Company’s independent registered public accountants; to review and approve the scope and proposed cost of the yearly audit; to review the financial information provided to shareholders and others; to review the Company’s internal controls; to consult with and review recommendations made by the Company’s independent registered public accountants with respect to financial statements, financial records and internal controls; to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures; to oversee the Company’s risk assessment and risk management policies relating to the financial statements and the financial reporting process; and to make such other recommendations to the Board of Directors as it deems appropriate from time-to-time. The Audit Committee met ten times during fiscal 2010.
     Compensation and Management Development Committee. The Compensation and Management Development Committee consists of three members: Mr. Shannon, Chairman, and Mr. Lawrence and Mr. Washburn. All of the Compensation and Management Development Committee members are independent, as defined under the rules of the NASDAQ Global Market. The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. The Committee is charged with reviewing and approving corporate goals and objectives relevant to compensation of the Company’s chief executive officer, evaluating the chief executive officer’s performance in light of those goals and objectives, and determining and approving the compensation level of the chief executive officer based on this evaluation. The Committee is also charged with, among other matters, considering and making recommendations to the Board of Directors regarding the compensation of the senior executives of the Company; and considering, reviewing and granting awards under the Company’s stock incentive plans and cash bonus plans for senior executives administered by the Committee. The Committee also oversees management development and succession plans for the Company.

The Committee has delegated to the Chief Executive Officer the authority to make discretionary awards of restricted stock each year up to a pre-determined aggregate number of shares to non-executive managers, individual contributors, and new hires for the purposes of retention and recruitment. For fiscal 2010, the Committee authorized up to a cumulative total of 33,000 shares that may be awarded under this discretionary program. The Committee met four times during fiscal 2010, and on numerous other occasions during the year Committee members consulted with each other and with management in furtherance of the Committee’s business.
     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of five members: Mr. Washburn, Chairman, Mr. Lawrence, Mr. Pelo, Mr. Shannon and Mr. Stonecipher, all of whom are independent directors as defined under the rules of the NASDAQ Global Market. The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. The Committee is responsible for providing guidance and recommendations with respect to Board education and development, identifying qualified candidates who may become future members of the Board, and developing and monitoring compliance with corporate governance principles. The Committee met four times during fiscal 2010.
     The Nominating and Corporate Governance Committee receives suggestions for potential director nominees from many sources, including members of the Board of Directors, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Committee in accordance with the Company’s policies governing submissions of nominees discussed above. Any candidates submitted by a shareholder or shareholder group will be reviewed and considered by the Committee in the same manner as all other candidates.
What is the Board’s Leadership Structure?
     Our board currently consists of David Camp, President and Chief Executive Officer, and five independent directors. When Mr. Camp joined Key five years ago, the previous Chairman and CEO, Thomas Madsen, retired. At that time, the Board elected to separate the Chairman and CEO positions to enhance corporate governance and management oversight. In February 2007, Mr. Stonecipher was elected Chairman of the Board. The Board believes that a board leadership structure in which the Chairman and CEO positions are separated is most appropriate for Key because it separates the leadership of the Board from the day-to-day leadership of the Company. The Board believes that an independent Chairman better positions the Board to evaluate the performance of management and more efficiently facilitates the communication of the views of the independent directors. The Chairman and independent directors meet regularly in executive session and regularly review governance practices. All the directors believe the separation of the roles of Chairman and the President and CEO has contributed to effective corporate governance at Key over the past five years.
     In his role as Chairman, Mr. Stonecipher is specifically responsible for enhancing board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and by assessing the effectiveness of the overall Board, its committees and individual directors on a regular basis. He is also responsible for Board management, in particular by providing oversight on the agendas for Board and committee meetings; consulting with the CEO regarding the membership and the chairs for Board committees and the effectiveness of the committees; ensuring that the independent directors meet regularly without management present to discuss the effectiveness of the Chief Executive Officer and the Board, succession planning and strategic planning; and by chairing Board meetings.
What is the Board’s Role in Risk Oversight?
     The Company’s senior management team is responsible for day-to-day risk management activities, while our Board of Directors, as a whole and on the committee level, is responsible for the overall supervision and oversight of our Company’s risk management activities.
     The full Board considers risks among other factors in reviewing the Company’s strategy, business plan, budgets and major transactions. Future risks are anticipated and discussed as part of the strategic planning process. The full Board also receives periodic information about the Company’s risk areas and initiatives for addressing those risks. In addition, the Company’s outside counsel reports in person to the Board periodically on an as-needed basis to keep the directors informed concerning legal risks and other legal matters involving the Company.
     The Board delegates certain of its risk oversight responsibilities to the committees of the Board. The committees report to the full Board as appropriate regarding their risk oversight activities, which include:
•	Audit Committee. The Audit Committee discusses with management on an as-needed basis the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also oversees the Company’s risk assessment and risk management policies relating to the financial statements, internal controls and the financial reporting process. At each of its quarterly, in-person meetings, the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm. Finally, the Audit Committee receives quarterly reports from the Company’s Disclosure Committee and regular reports regarding the Company’s testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002.

•	Compensation and Management Development Committee. The Compensation and Management Development Committee annually reviews the Company’s succession plan and monitors risks related to succession planning.

•	Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees risks related to the Company’s governance structures and processes.
Q:	How are directors compensated?
     Any member of the Board of Directors who is an employee of the Company is not separately compensated for serving on the Board of Directors. During fiscal 2010, compensation for independent, non-employee directors was based upon an adjusted annual retainer of $79,400, consisting of $19,400 in cash and the equivalent of $60,000 in restricted stock based upon the current market price of the Company’s common stock on the date of grant, subject to the terms of the Company’s 2003 Restated Employees’ Stock Incentive Plan. For fiscal 2010, the independent directors were awarded an aggregate of 20,935 shares of restricted stock. These grants vest on the first anniversary of the date of grant. All non-employee directors receive reimbursement of their board-related expenses. Effective May 2009 and continuing into fiscal 2010, the cash compensation of the non-executive directors was decreased in response to business conditions in proportion to the decrease for all executive officers. The decrease was fully restored in the second quarter of fiscal 2010 and the current annual retainer is $80,000.
     During fiscal 2010, compensation for the non-executive Chairman of the Board was based upon an adjusted annual retainer of $118,200, consisting of $58,200 in cash and the equivalent of $60,000 in restricted stock based on the current market price of the Company’s common stock on the date of grant, subject to the terms of the Company’s 2003 Restated Employees’ Stock Incentive Plan. The current annual retainer for the non-executive Chairman is $120,000.
     During fiscal 2010, the Chairmen of the Audit and the Compensation and Management Development Committees received an additional annual cash retainer of $4,850. The amount of the current additional annual cash retainer is $5,000. The amount and composition of Board compensation is consistent with recommendations received from compensation consultants.
     Stock ownership guidelines for the Company’s directors adopted by the Board of Directors call for the non-employee directors to own shares of the Company’s common stock equal to not less than 33% of the total vested shares issued to the Director as restricted stock during the period of Board service with the Company.
     The following table provides information as to compensation for services of the non-employee directors during fiscal 2010, including compensation attributed to them in 2010 as a result of stock option grants and restricted stock awards made in prior years.

Director Compensation

	Fees
	Earned
	or Paid	Stock Awards	Option	All Other
	in Cash	(1) (2) (3)	Awards	Compensation	Total
Name	($)	($)	($)	($)	($)

Richard Lawrence	19,400	60,000	—	—	79,400
John E. Pelo	24,250	60,000	—	—	84,250
Michael L. Shannon	24,250	60,000	—	—	84,250
Charles H. Stonecipher	58,200	60,000	—	—	118,200
Donald A. Washburn	19,400	60,000	—	—	79,400

(1)	The amounts reported represent the full grant date fair values for awards granted computed in accordance with FASB ASC Topic 718, and do not correspond to the actual value that may be realized by the directors.

(2)	On February 3, 2010, each non-employee director then-serving was awarded 4,187 shares of restricted stock, the restrictions on which lapse one year from the grant date. The fair market value of the grant was $14.33 per share calculated using the closing price reported on The NASDAQ Global Market on the grant date.

(3)	Each of the non-employee directors owned stock options and restricted shares as of September 30, 2010 as follows:

	Stock	Restricted
Name	Options	Stock

Richard Lawrence	—	4,187
John E. Pelo	25,000	4,187
Michael L. Shannon	15,000	4,187
Charles H. Stonecipher	10,000	4,187
Donald A. Washburn	—	4,187

ELECTION OF DIRECTORS
INFORMATION ABOUT KEY’S DIRECTORS, EXECUTIVE
OFFICERS AND OTHER SIGNIFICANT EMPLOYEES
(Item 1 on the Proxy Card)
Q:	Who are this year’s nominees for re-election to Key’s Board of Directors and what particular qualifications led the Board to conclude that the person should serve as a director of the Company?
     The table below sets forth the following information as of December 3, 2010 about this year’s nominees for re-election to Key’s Board of Directors: (i) name and age; (ii) all positions and offices currently held with the Company; (iii) the period of service as a director or officer of the Company; and (iv) the expiration of his current term as a director of the Company.

			Has Been a
			Director or
			Officer	Expiration of
Name	Age	Positions	Since	Current Term

David M. Camp, Ph.D.	60	Director, President and Chief Executive Officer	2006	2011
Richard Lawrence † * ∆	58	Director	2007	2011

†	Member of the Audit Committee

*	Member of the Compensation and Management Development Committee

∆	Member of the Nominating and Corporate Governance Committee
     The two nominees recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors for election this year to serve until the Annual Meeting of Shareholders in 2014 or until their respective successors are elected and qualified, are David M. Camp and Richard Lawrence. Mr. Lawrence is an independent director as defined under the rules of the NASDAQ Global Market.
     David M. Camp, Ph.D. Mr. Camp has been a director of the Company since 2006, and has served as President and Chief Executive Officer of the Company since 2006. During 2005 and 2006, he served as a consultant with the Thomas Group, a military-oriented consulting firm, on an engagement with the U. S. Navy. From 2001 to 2005, Mr. Camp served as President of BOC Edwards Kachina, a worldwide supplier of services for advanced scientific instrumentation and systems for the semiconductor industry. Mr. Camp currently serves on the Boards of Directors of the Association of Washington Business, the Food Processors Suppliers Association, and Downtown Walla Walla Foundation. He is also Chairman-Elect of the Food Processors Suppliers Association Board of Directors.
     The Board has concluded that Mr. Camp should continue to serve as a director of Key based on the following primary qualifications:
•	Extensive knowledge of Key’s business—Mr. Camp has worked with us for four years. He has a unique understanding of our business and operations, and of the food processing industry.

•	Relevant executive officer experience—Mr. Camp has extensive senior executive experience where he has been responsible for developing and leading complex, international, capital equipment businesses.

•	Relevant technical experience—Mr. Camp has led R&D organizations at General Electric Co. and led companies or organizations with technical products for over 20 years.

     Richard Lawrence. Mr. Lawrence has served as a director of the Company since 2007. He is an independent consultant and business advisor specializing in mergers, acquisitions, and joint ventures. From 1996 to 2006, Mr. Lawrence served as Vice President of Worldwide Corporate Development of PepsiCo, Inc. He served in various other management positions with PepsiCo beginning in 1977 in engineering, and advanced into corporate and franchise development in 1985.
     The Board has concluded that Mr. Lawrence should continue to serve as a director of Key based on the following primary qualifications:
•	Extensive experience in mergers and acquisitions—Mr. Lawrence has extensive experience in planning, implementing and integrating domestic and international mergers and acquisitions, as well as in corporate governance.

•	Extensive knowledge of the food industry—Mr. Lawrence has over 30 years experience in the food processing industry.

•	Extensive knowledge of operations and engineering in our industry—Mr. Lawrence has extensive knowledge of the management and leadership of operations and engineering in our industry.
Q:	What is the voting requirement to approve the election of directors?
     You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director. A properly executed proxy marked “WITHHOLD” with respect to the election of a director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting. If a broker or other nominee holds your shares in its name on your behalf, the broker or nominee is not permitted to vote your shares for the election of directors in the absence of voting instructions from you. Abstentions and broker non-votes will not affect the outcome of the election of directors. The nominees receiving the highest number of votes will be elected to the board of directors if a quorum is present.
Q:	How does the Board of Directors recommend that I vote on this proposal?
     The Board of Directors unanimously recommends a vote FOR the election of Messrs. Camp and Lawrence.
* * *

Q:	Which members of Key’s Board of Directors are continuing in office and what particular qualifications led the Board to conclude that the person should serve as a director of the Company?
     The table below sets forth the following information as of December 3, 2010 about members of Key’s Board of Directors who are continuing in office: (i) name and age; (ii) all positions and offices currently held with the Company; (iii) the period of service as a director or officer of the Company; and (iv) the expiration of his current term as a director of the Company.

			Has Been a
			Director or
			Officer	Expiration of
Name	Age	Positions	Since	Current Term

John E. Pelo †[c]∆	54	Director	1998	2013
Charles H. Stonecipher †∆	49	Chairman	2004	2013
Michael L. Shannon *[c]∆	60	Director	2000	2012
Donald A. Washburn † *∆[c]	66	Director	2003	2012

†	Member of the Audit Committee

*	Member of the Compensation and Management Development Committee

∆	Member of the Nominating and Corporate Governance Committee

[c]	Committee Chairperson
     John E. Pelo. Mr. Pelo has served as a director of the Company since 1998. He has been President and Chief Executive Officer of Swire Coca-Cola USA, a subsidiary of Swire Pacific Ltd., since 1996. Swire Pacific is a diversified holding company with real estate, shipping, airline, trading, and soft drink interests in Asia and North America. Between 1984 and 1996, Mr. Pelo served as General Manager of one of Swire’s soft drink operations in the United States.
     The Board has concluded that Mr. Pelo should serve as a director of Key based on the following primary qualifications:
•	Extensive knowledge of Key’s business—Mr. Pelo has been a director of our Company for 12 years. Having been involved in the food and beverage business for over 25 years, he has a deep understanding of our business and operations.

•	Relevant Chief Executive Officer/President experience—Mr. Pelo is the current President and Chief Executive Officer of Swire Coca-Cola USA.

•	High level of financial literacy—Mr. Pelo has more than 30 years of experience evaluating complex financial statements and internal controls, and participating in audit committee activities.
     Michael L. Shannon. Mr. Shannon has served as a director of the Company since 2000. Mr. Shannon has served as principal of The General Counsel Law Firm since 1994. From 2006 to 2010, he served as co-founder of Concerto Development LLC, a real estate development firm. From 1995 to 2004, he also served as Chairman and Chief Executive Officer of Data Access Technologies, Inc. a software company. Between 1985 and 1989, Mr. Shannon served as Associate General Counsel for the Santa Fe International Corporation and, from 1989 to 1993, as Senior Vice President, General Counsel and Secretary of that corporation.
     The Board has concluded that Mr. Shannon should serve as a director of Key based on the following primary qualifications:

•	Extensive knowledge of Key’s business—Mr. Shannon has been a director of our Company for ten years.

•	Knowledge of executive compensation strategies—Mr. Shannon has been the Chairman of the Compensation and Management Development Committee for five years.

•	Extensive legal experience—Mr. Shannon has extensive legal and regulatory experience in heavy industry in multiple countries.
     Charles H. Stonecipher. Mr. Stonecipher has served as a director of the Company since 2004 and as the Board’s Chairman since 2007. He is Managing Director of Trilogy International Partners LLC, a private investment firm for whom Mr. Stonecipher has served as an investment professional since 2008. Mr. Stonecipher served as Executive Vice President of Strategy and Corporate Development for Advanced Digital Information Corporation, a supplier of data storage solutions for client server computing networks, from 2005 to 2006, and as Executive Vice President of Product Development and Strategy from 2004 to 2005. He served as President and Chief Operating Officer of Advanced Digital Information Corporation from 1997 to 2004, and as Senior Vice President and Chief Operating Officer from 1995 to 1997.
     The Board has concluded that Mr. Stonecipher should serve as a director of Key based on the following primary qualifications:
•	Extensive knowledge of Key’s business—Mr. Stonecipher has been a director of our Company for six years.

•	Relevant executive officer experience—Mr. Stonecipher is a former President and Chief Operating Officer of Advanced Digital Information Corporation.

•	Relevant product development experience—Mr. Stonecipher has extensive experience in bringing products similar to the Company’s products to market.
     Donald A. Washburn. Mr. Washburn has been a director of the Company since 2003. He served as an Executive Vice President of Northwest Airlines, Inc. from 1995 to 1998, and as a Senior Vice President from 1990 to 1995. He also served as Chairman and President of Northwest Cargo, a wholly-owned subsidiary of Northwest Airlines, Inc. from 1997 to 1998. Mr. Washburn served as Senior Vice President, responsible for worldwide real estate development and acquisition activities, from 1984 to 1989 for Marriott Corporation, and as Executive Vice President, with general management responsibility for the Courtyard Hotel Division, from 1989 to 1990. Currently, Mr. Washburn serves as a trustee of LaSalle Hotel Properties, a real estate investment trust. Mr. Washburn also serves as a director of The Greenbrier Companies, Inc., a supplier of transportation equipment and services to the railroad and related industries, and he is a director of Amedisys, Inc., a multi-state provider of home healthcare nursing services.
     The Board has concluded that Mr. Washburn should serve as a director of Key based on the following primary qualifications:
•	Extensive knowledge of Key’s business—Mr. Washburn has been a director of our Company for seven years.

•	Public company board experience—Mr. Washburn has over ten years experience as an independent director on multiple public company boards of directors.

•	Financial literacy and governance experience—Mr. Washburn is a retired senior executive with experience (i) developing and monitoring corporate financial strategies, (ii) analyzing investment proposals, and (iii) evaluating, planning and overseeing financial transactions and establishing and monitoring financial controls.

•	Relevant executive officer experience—Mr. Washburn was an Executive Vice President with global responsibilities at Northwest Airlines and an Executive Vice President with responsibilities for real estate development and hotel operating activities at Marriott Corporation. Mr. Washburn is also a former Chairman and President of Northwest Cargo, where he was responsible for developing and managing a complex, multi-location business enterprise.
     All of the directors continuing in office are independent, as defined under the rules of the NASDAQ Global Market.
Q:	Who are Key’s other officers?
     The table below sets forth the following information as of December 3, 2010 about Key’s other officers: (i) name and age; (ii) all positions and offices currently held with the Company; and (iii) the period of service as an officer of the Company.

			Has Been
			an Officer
Name	Age	Positions	Since

John C. Boutsikaris	62	Senior Vice President of Global Sales and Aftermarket	2005
Joel S. Bustos	57	Senior Vice President of Global Operations	2010
John J. Ehren	50	Senior Vice President and Chief Financial Officer	2008
James R. Brausen	56	Corporate Controller, Principal Accounting Officer	2007
     John C. Boutsikaris. Mr. Boutsikaris was appointed Senior Vice President of Global Sales and Aftermarket of the Company in 2009. From 2005 to 2008, he served as Senior Vice President of Sales and Marketing. He served as Executive Vice President of Worldwide Sales and Marketing for Pemstar, Inc., a global electronic development and manufacturing services company, from 2004 to 2005.
     Joel S. Bustos. Mr. Bustos was appointed Senior Vice President of Global Operations of the Company in June 2010. From 2007 to 2010, Mr. Bustos served as Vice President of Operations for Aehr Test Systems, a designer and manufacturer of high-tech semiconductor test equipment. From 2002 to 2007, he was with Celestica Corporation, where he served as General Manager of the Consumer Business Unit from 2003 to 2007, and as General Manager of the company’s San Jose facility from 2002 to 2003.
     John J. Ehren. Mr. Ehren has served as Senior Vice President and Chief Financial Officer of the Company since 2008. During 2010, he additionally assumed the duties of the Senior Vice President of Global Operations for a significant portion of the year. During 2009, he additionally served as General Manager of SYMETIX®, the Company’s pharmaceutical division. From 2004 to 2008, he served as Vice President of Global Operations of Planar Systems, Inc., a public company that provides flat panel display and system solutions for medical, transportation, industrial and retail applications. From 1997 to 2004, Mr. Ehren held several senior-level financial officer positions with Planar, including Corporate Controller, Treasurer, Vice President of Finance, and Worldwide Functional Controller.
     James R. Brausen. Mr. Brausen has served the Company as Corporate Controller since 2006. In 2007, he was designated as Principal Accounting Officer of the Company. Before joining the Company, Mr. Brausen was employed by Boise Cascade LLC, where he served as Financial Manager from 2002 to 2006.

Q:	Who are Key’s other significant employees?
     The table below sets forth the following information as of December 3, 2010 about Key’s other significant employees: (i) name and age; (ii) all positions and offices currently held with the Company; and (iii) the period of service as an employee of the Company.

			Has Been
			an
			Employee
Name	Age	Positions	Since
Michael L. Nichols, Ph.D.	62	Senior Director of Research and Development	2010
Randall L. Unterseher	53	Senior Director of Marketing	1992
     Michael Nichols, Ph.D. Mr. Nichols joined the Company in March 2010 as Senior Director of Research and Development. From 1994 to 2010, Mr. Nichols worked for Planar Systems, Inc., serving in several capacities. From 2008 to 2010, he served in a dual role as Director of Operations, and as Site Director of Planar SAS Command and Control Systems Business Unit in Albi, France. During 2007, he served as Director of Programs in Operations. He served as Director of Engineering for Planar’s Medical Business Unit from 2004 to 2007, and in the same role for the Industrial Business Unit from 2002 to 2004. Mr. Nichols holds a Ph.D. in Chemical Engineering from the University of California, Berkeley.
     Randall L. Unterseher. Mr. Unterseher was appointed as Senior Director of Marketing of the Company in 2009. From 2004 to 2009, he served as Director of Sales Operations. Mr. Unterseher served as Sales Engineering Manager from 2001 to 2004, with responsibility for commercial and technical sales support of all product lines. From 1996 to 2001, he served as Product Marketing Manager of the Company’s Process Systems Division, and from 1992 to 1996 he served in the combined role of Sales Engineer and Product Manager.

OTHER MATTERS TO BE VOTED UPON
PROPOSAL REGARDING ADVISORY APPROVAL OF THE COMPENSATION OF
KEY’S NAMED EXECUTIVE OFFICERS
(Item 2 on the Proxy Card)
Q:	What am I voting on?
     Key is providing shareholders with the opportunity at the 2011 Annual Meeting to vote on an advisory resolution, commonly known as “Say-on-Pay,” considering approval of the compensation of Key’s named executive officers. Such compensation is described on pages 28 through 44 of this Proxy Statement.
     The Compensation and Management Development Committee, which is responsible for the compensation of our executive officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis and the tabular disclosures regarding named executive officer compensation, together with the accompanying narrative disclosure, allow you to view the trends in compensation and application of our compensation philosophies and practices for the years presented.
Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders approve the compensation of Key Technology, Inc.’s named executive officers as described in the Compensation Discussion and Analysis section and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.
Q:	What is the effect of this resolution?
     Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation and Management Development Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.
Q:	What is the voting requirement to approve this proposal?
     You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If a broker or other nominee holds your shares in its name on your behalf, the broker or nominee is not permitted to vote your shares on this proposal in the absence of voting instructions from you. Abstentions and broker non-votes will not affect the outcome of voting on this proposal. To be approved, the number of votes cast “FOR” the advisory resolution must exceed the votes cast “AGAINST” the advisory resolution.
Q:	How does the Board of Directors recommend that I vote on this proposal?
     The Board of Directors believes that Key’s executive compensation program aligns our incentive compensation with the long-term interests of our shareholders. The Company’s program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.
     For the reasons stated above, the Board of Directors unanimously recommends a vote FOR advisory approval of the compensation of the Company’s named executive officers.

PROPOSAL REGARDING THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION
OF KEY’S NAMED EXECUTIVE OFFICERS
(Item 3 on the Proxy Card)
Q:	What am I voting on?
     Key is providing shareholders with the opportunity to advise the Board as to whether Key should conduct an advisory vote on the compensation of its executive officers every one, two or three years. The Board expects that it will adopt the frequency receiving the highest number of votes. Shareholders may also abstain from voting on this item. Shareholders are being asked to vote on the following advisory resolution:
RESOLVED, that the shareholders elect to hold an advisory vote on the compensation of Key’s named executive officers every one, two or three years, as determined by the alternative that receives the highest number of shareholder votes.
Q:	What is the effect of this resolution?
     Because your vote is advisory, it will not be binding upon the Board. However, the Board of Directors and Compensation and Management Development Committee will take into account the outcome of the vote when determining which frequency it will adopt.
Q:	What is the voting requirement to approve this proposal?
     You may vote to have the advisory vote held every “ONE,” “TWO” or “THREE” years, or you may “ABSTAIN.” If a broker or other nominee holds your shares in its name on your behalf, the broker or nominee is not permitted to vote your shares on this proposal in the absence of voting instructions from you. Abstentions and broker non-votes will not affect the outcome of voting on this proposal. The alternative receiving the highest number of votes will indicate the frequency preferred by the Company’s shareholders.
Q:	How does the Board of Directors recommend that I vote on this proposal?
     After discussion, the Board has concluded that an advisory vote every other year on executive compensation would be the most suitable for Key based on a number of considerations, including the following:
•	Our compensation program is designed to induce and reward performance over a multi-year period, and the Board believes that a shareholder vote on executive compensation should occur over a similar time frame;

•	A two-year cycle will provide investors sufficient time to evaluate the effectiveness of our short and long-term compensation strategies and the related business results of the Company;

•	Many large shareholders rely on proxy advisory firms for vote recommendations. We believe that a biennial vote on executive compensation, rather than an annual vote, helps proxy advisory firms provide more detailed and thorough analyses and recommendations;

•	A two-year vote cycle gives the Board and the Compensation and Management Development Committee sufficient time to respond to shareholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures; and

•	The Board will continue to engage with shareholders on executive compensation between shareholder votes.
     For the reasons stated above, the Board of Directors unanimously recommends that the shareholders vote to hold the advisory vote on the compensation of Key’s named executive officers every TWO years.

PROPOSAL REGARDING KEY’S 2010 EQUITY INCENTIVE PLAN
(Item 4 on the Proxy Card)
Q:	What am I voting on?

To consider approval of the Company’s 2010 Equity Incentive Plan.

Q:	What are the principal provisions of the plan?
     The Board of Directors has adopted, subject to shareholder approval, the 2010 Equity Incentive Plan (the “2010 Plan”). A copy of the 2010 Plan is attached as Appendix A.
     The purpose of the 2010 Plan is to enable the Company to attract and retain personnel with outstanding qualifications and to promote a close identity of interest between the Company’s employees and directors and its shareholders through the opportunity to acquire or increase a proprietary interest in the Company. The 2010 Plan authorizes the grant of incentive stock options (options that qualify under Section 422 of the Internal Revenue Code), nonstatutory stock options and restricted shares.
     As of September 30, 2010, only 81,924 common shares remain available for issuance under the Company’s 2003 Restated Employees’ Stock Incentive Plan (the “2003 Plan”). Because we use restricted stock grants as part of our compensation plan to retain and motivate executives and other management personnel over the long term and align their interests with the interests of the Company’s shareholders, and because we grant restricted stock awards to Board members on an annual basis as part of our director compensation package, we believe that these remaining shares may not be adequate to achieve the objectives of the 2003 Plan through calendar year 2011. We believe that the proposed 2010 Plan is necessary to enable the Company to continue to provide these incentives.
     The maximum number of shares of the Company’s Common Stock that may be issued under the 2010 Plan is 500,000, subject to proportionate adjustment in the event of a stock split or other change in the Common Stock or capital structure of the Company. We believe, based on currently expected grant practices for the coming years, that the number of shares to be reserved for issuance under the 2010 Plan for which shareholder approval is being sought (along with shares currently available under the 2003 Plan) will be sufficient for four-to-five full years following shareholder approval.
     The following summary of the material provisions of the 2010 Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the 2010 Plan. A copy of the 2010 Plan is attached as Appendix A.
General
     The purpose of the 2010 Plan is to promote the long-term success of the Company and to create shareholder value by (a) encouraging employees and directors to focus on critical, long-range objectives, (b) attracting and retaining employees and directors with exceptional qualifications, and (c) linking employees and directors directly to the interests of shareholders through increased share ownership. The 2010 Plan provides for the grant of options (incentive stock options and nonstatutory stock options) and restricted shares (each, an “Award”).
Shares Available for Grant
     If restricted shares are forfeited or surrendered in payment of taxes, then such shares again become available for future awards under the 2010 Plan. If a stock option is forfeited or terminated before being exercised, then the corresponding shares again become available for future awards under the 2010 Plan. Notwithstanding the above, the aggregate number of common shares that may be issued under the 2010 Plan upon exercise of incentive stock options will not be increased when restricted shares or unexercised options are forfeited or surrendered.

Administration
     The 2010 Plan is administered by the Compensation and Management Development Committee of the Company’s Board (the “Committee”), which consists of two or more directors appointed by the Board. Unless otherwise determined by the Board, at all times that the Company is subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), the composition of the Committee will satisfy the requirements under Rule 16b-3 of the Exchange Act, 162(m) of the Internal Revenue Code (the “Code”) and Nasdaq Rule 5605(a)(2).
     Subject to the provisions of the 2010 Plan, the Committee has the authority to determine: (i) which employees and directors will receive awards, (ii) the time or times when awards will be granted, (iii) the types of awards to be granted, and (iv) the number of shares that may be issued under each award. The Committee also has such additional powers as have been delegated to it by the 2010 Plan. Subject to the express provisions of the 2010 Plan, the Committee has the authority to construe the 2010 Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the 2010 Plan, to determine the terms, restrictions and provisions of each award, and to make all other determinations necessary or advisable for administering the 2010 Plan. The determinations made by the Committee will be conclusive.
Eligibility
     Employees and directors of the Company are generally eligible for awards, but only employees may be granted incentive stock options. Employees and directors are eligible for the grant of restricted stock or nonstatutory stock options. In addition, an employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its parents or subsidiaries may not be granted an incentive stock option unless the option has a term of not longer than five years and an exercise price of not less than 110% of fair market value of the shares as of the date of grant.
Options
     Each stock option agreement will contain terms and conditions of the option grant that are not inconsistent with the 2010 Plan, including, but not limited to, when the option becomes exercisable, the exercise price of the options (which may not be less than fair market value of a common share on the grant date) and the term of the option (not to exceed 10 years from date of grant). Among other things, the stock option agreement may also provide for accelerated exercisability and vesting in the event of the optionee’s death, disability, retirement or other event or for the expiration of an option prior to the end of its term if the optionee terminates service with the Company or its affiliates.
     Unless the stock option agreement provides otherwise, in the event of an optionee’s termination of service as an employee or director (i) for any reason other than retirement, disability or death, the options (to the extent optionee was entitled to exercise the option at the date of such termination) remain exercisable until the option expiration date or three months after such termination of service, whichever is shorter, (ii) for any reason other than disability or death but where the optionee is age 65 or older on such termination date, the options (to the extent optionee was entitled to exercise the option at date of such termination) remain exercisable until the option expiration date, (iii) due to disability, the options (to the extent the optionee was entitled to exercise the option at date of such termination) remain exercisable until the option expiration date or one year after such termination of service, whichever is shorter, or (iv) by reason of death, the options become fully vested and may be exercised any time prior to option expiration date.
     The exercise price of an option may be paid, to the extent permitted by applicable laws, in cash or cash equivalents, by surrendering or attesting to ownership of shares owned by the optionee for at least six months, by broker-assisted cashless exercise, via loan proceeds obtained from pledging common shares being purchased under the 2010 Plan, by a full-recourse promissory note, or in any other form that is consistent with applicable laws. In the case of incentive stock options, payment may be made only as set forth in the stock option agreement.

Restricted Stock
     Each restricted stock agreement will contain terms and conditions of the restricted stock award that are not inconsistent with the 2010 Plan including, but not limited to, the number of shares underlying the restricted stock award, the consideration to be paid (if any) and the vesting terms. Vesting may be based upon continued service with the Company or upon both continued employment and achievement of performance criteria established by the Committee.
     The restricted stock agreement may also provide for accelerated vesting in the event of death, disability, retirement or other events. Restricted share holders have the same voting, dividend and other rights as the Company’s shareholders. The restricted stock agreement, however, may require that cash dividends received by restricted share holders be invested in additional restricted shares, with such additional restricted shares being subject to the same conditions and restrictions as the restricted shares with respect to which the dividends were paid.
Adjustments
     In the event of a subdivision of the outstanding shares, a declaration of a dividend payable in shares or in the event of a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, corresponding automatic adjustments will be made to (i) the number of options and restricted shares and available for future awards, (ii) the number of shares covered by each outstanding option, and (iii) the exercise price under each outstanding option.
     In the event of a declaration of an extraordinary dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a recapitalization, a spin-off, merger, consolidation or a similar occurrence, the Committee will make such adjustments as it, in its sole discretion, deems appropriate, including, but not limited to, the cancellation of outstanding awards after giving Participants notice and an opportunity to exercise their awards, if applicable.
Dissolution or Liquidation
     To the extent not previously exercised, options will terminate immediately prior to the dissolution or liquidation of the Company.
Effect of Change in Control
     In the event of a change in control (as defined in the 2010 Plan), the Committee may determine that each outstanding option will become immediately and fully exercisable. Any optionee may decline such acceleration if the acceleration would result in adverse tax effects to the optionee.
     In the event of: (i) a merger, exchange or consolidation in which the Company is not the resulting or surviving corporation (or in which the Company is the resulting or surviving corporation but becomes a subsidiary of another corporation), (ii) a transfer of all or substantially all the assets of the Company, or (iii) the dissolution or liquidation of the Company, the Committee will notify optionees in writing of the transaction at least 30 days prior to the effective date of the transaction. The Committee will, in its sole discretion, and to the extent possible under the structure of the transaction, select one of the following alternatives for treating outstanding options: (i) convert outstanding options to fully vested options to purchase stock of the surviving or acquiring corporation, or (ii) provide for a 30-day period prior to the consummation of the transaction in which optionees may exercise outstanding options without any limitation on exercisability and provide that, upon consummation of such transaction, all unexercised options immediately terminate.
     The Committee may also determine in its sole discretion, at the time of granting restricted stock or thereafter, that the restrictions on all or part of such restricted stock lapse in the event of a change in control or in the event that the Participant is subject to an involuntary termination after a change in control.

Awards under Other Plans
     The Company may grant awards under other plans or programs. Such awards may be settled in the form of shares issued under this 2010 Plan when so expressly authorized by the Committee. Such common shares will, when issued, reduce the number of shares available for awards under the 2010 Plan.
Limitation on Change in Control Payments
     The payments or transfers of benefits under the 2010 Plan may be reduced as described below under certain circumstances relating to the occurrence of a change in control. A reduction in payments may be imposed if either (i) the independent auditors determine that the participant would be better off on an after tax basis if the participant’s payments were reduced, or (ii) regardless of the after-tax value of a participant’s award, the Committee (at the time of grant or any time thereafter) determines that a reduction in payments is necessary in order to ensure that no payments would be nondeductible by the Company for federal income tax purposes by reason of the tax provisions governing “excess parachute payments” in Section 280G of the Code. Any reduction imposed under (ii) above would reduce the aggregate present value of a participant’s payments by the amount necessary such that no payments would be nondeductible by the Company under Section 280G of the Code.
Term, Amendment and Termination
     The effective date of the 2010 Plan was November 17, 2010. The 2010 Plan remains in effect until terminated by the Board, except that no incentive stock options can be granted on or after the 10th anniversary of the later of (i) the date when the Board adopted the 2010 Plan, or (ii) the date when the Board adopted the most recent increase in the number of common shares available for Awards that was approved by the Company’s shareholders.
     The Board may, at any time and for any reason, amend or terminate the 2010 Plan. An amendment of the 2010 Plan will be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules or requirements of any applicable governmental authority or listing organization governing the trading of the Company’s stock. The termination or amendment of the 2010 Plan will not affect any Award previously granted under the 2010 Plan.
     The Committee may amend the terms of any Award previously granted (and the related Award agreement), prospectively or retroactively, but generally, no such amendment may impair the rights of any participant without his or her consent and no such amendment may effect a repricing of any Award without approval of the Company’s shareholders.
New Plan Benefits Table
     The table below sets forth the awards that would have been received by the non-executive directors under the 2010 Plan pursuant to the Company’s policy regarding non-executive director compensation based on the amounts that would have been received had the 2010 Plan been in effect during fiscal 2010. Pursuant to that policy, a portion of each non-executive director’s annual compensation consists of restricted stock equal to $60,000. Benefits that may be received by executive officers and other employees are not determinable and will depend on both the Committee’s actions and the fair market value of the Company’s Common Stock at various future dates.

Name and Position	Number of Shares	Dollar Value

Each Eligible Director(1)	4,187 shares(2)	$60,000

(1)	As of February 3, 2010, the date of the Company’s last annual shareholder meeting, the five non-employee members of the Board of Directors that were eligible to receive automatic annual awards of restricted stock were Directors Lawrence, Pelo, Shannon, Stonecipher and Washburn.

(2)	Based on $14.33 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Market on February 3, 2010.

Federal Income Tax Information
     The following is a brief summary of the federal income tax consequences of certain transactions under the 2010 Plan based on federal income tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Additional or different federal income tax consequences to the 2010 Plan participant or the Company may result depending upon other considerations not described below.
     Certain options under the 2010 Plan are intended to qualify as “incentive stock options” for federal income tax purposes. Under the federal income tax laws in effect as of the date of this proxy statement, an option holder will recognize no ordinary income upon grant or exercise of an incentive stock option. (The spread on exercise of an incentive stock option is taken into account for purposes of calculating the alternative minimum tax.) If an option holder exercises an incentive stock option and does not dispose of the shares acquired within two years of the date of grant and within one year following the date of exercise, the later sales of the shares will qualify for capital gains treatment. If an option holder disposes of shares acquired upon exercise of an incentive stock option before either the one-year or the two-year holding period (a “disqualifying disposition”), the option holder will recognize compensation income in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the option price or (b) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition will be eligible for capital gains treatment.
     The Company generally will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an incentive stock option. However, upon any disqualifying disposition by an employee, the Company will be entitled to a deduction to the extent the employee recognized compensation income.
     Certain options under the 2010 Plan will be treated as “nonstatutory stock options” for federal income tax purposes. Under the federal income tax laws in effect as of the date of this proxy statement, no income is realized by the holder of a nonstatutory stock option until the option is exercised. At the time of exercise, the option holder will recognize ordinary income, and the Company will be entitled to a deduction, in the amount by which the fair market value of the shares acquired exceeds the exercise price at the time of exercise. The Company is required to withhold employment taxes on such income. Upon the sale of shares acquired upon exercise of a nonstatutory stock option, the option holder will receive capital gains treatment on the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise. Such capital gains treatment shall be short-term or long-term, depending on the length of time the shares were held.
     Generally, there are no federal tax consequences upon issuance of unvested stock. Shares of restricted stock awarded under the 2010 Plan are initially unvested. Each participant’s restricted stock bonus agreement details the conditions under which the stock vests, which is generally when the restrictions on the shares awarded lapse. When the stock vests, the participant recognizes compensation income equal to the fair market value of the stock at the time of vesting, and the Company recognizes a corresponding compensation deduction. The participant’s tax basis in the stock equals the amount included in income, and the holding period for capital gains purposes begins at the time of vesting. Accordingly, the compensation event is held open until the time of vesting. If the stock appreciates from the time of grant to the time the stock vests, the participant will recognize ordinary compensation income when the stock vests that includes the full amount of the appreciation.
     A participant may accelerate the compensation event to the time of issuance (as opposed to vesting) by filing a timely Section 83(b) election with the Internal Revenue Service. If a timely Section 83(b) election is filed, the participant recognizes compensation income equal to the fair market value of the stock at the time of issuance, and the Company recognizes a corresponding compensation deduction. The participant’s holding period begins at the time of issuance. There are no tax consequences when the stock vests. The participant’s basis in the stock is the amount, if any, paid for the shares, plus the amount of compensation income recognized by virtue of the Section 83(b) election.

Q:	What is the voting requirement to approve this proposal?
     You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If a broker or other nominee holds your shares in its name on your behalf, the broker or nominee is not permitted to vote your shares on this proposal in the absence of voting instructions from you. Abstentions and broker non-votes will not affect the outcome of voting on this proposal. To be approved, the number of votes cast “FOR” approval of the 2010 Equity Incentive Plan must exceed the votes cast “AGAINST” approval of the Equity Incentive Plan.
Q:	How does the Board of Directors recommend that I vote on this proposal?
     The Board of Directors unanimously recommends a vote FOR the approval of the 2010 Equity Incentive Plan.

PROPOSAL TO RATIFY THE SELECTION OF THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
(Item 5 on the Proxy Card)
Q:	What am I voting on?
     A proposal to ratify the selection of Grant Thornton LLP as our independent registered public accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2011. Grant Thornton LLP acted as our independent registered public accountants for fiscal 2010, and the Audit Committee of the Board of Directors has appointed Grant Thornton LLP to serve as the Company’s fiscal 2011 accounting firm.
Q:	Will a representative of Grant Thornton LLP be present at the Annual Meeting?
     A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.
Q:	What is the voting requirement to approve this proposal?
     You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If a broker or other nominee holds your shares in its name, the broker is permitted to vote your shares with respect to this proposal even if the broker does not receive voting instructions from you. Abstentions will not affect the outcome of voting on this proposal. To be approved, the number of votes cast “FOR” ratification of the selection of Grant Thornton LLP as our independent registered accountants must exceed the votes cast “AGAINST” ratification.
Q:	How will my shares be voted if I submit a proxy and do not make specific choices with respect to this proposal?
     Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for fiscal 2011.
Q:	How does the Board of Directors recommend that I vote on this proposal?
     The Board of Directors unanimously recommends a vote FOR ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accountants for fiscal 2011.

PRINCIPAL SHAREHOLDERS
Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth information, as of December 3, 2010, with respect to the beneficial ownership of the Company’s Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock, by each director or nominee for director, by each named executive officer, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed.

	Amount and Nature of
	Beneficial Ownership	Percent of
Name and Address of Beneficial Owner	(1)	Class

John C. Boutsikaris	68,124	1.3%
Joel S. Bustos	26,529	*
David M. Camp	124,137	2.3
John J. Ehren	50,199	*
Richard Lawrence	11,831	*
John E. Pelo (2)	49,560	*
Michael L. Shannon (3)	47,647	*
Charles H. Stonecipher (4)	27,250	*
Randall L. Unterseher	23,003	*
Donald A. Washburn	49,950	*
Ameriprise Financial, Inc. (5) Columbia Management Investment Advisors, LLC 100 Federal St. Boston, MA 02110	566,455	10.7
Disciplined Growth Investors, Inc. (6) 150 South Fifth Street, Suite 2100 Minneapolis, MN 55402	314,150	5.9
Royce & Associates, LLC (7) 1414 Avenue of the Americas New York, NY 10019	655,243	12.4
Rutabaga Capital Management LLC (8) 64 Broad Street Boston, MA 02109	574,211	10.8
All directors and executive officers as a group (11 persons)	483,239	9.0

*	Less than 1%

(1)	For the listed directors and officers, the amounts reported include shares of either or both service-based and performance-based restricted stock.

(2)	Includes options to purchase 25,000 shares.

(3)	Includes options to purchase 15,000 shares. 5,000 of Mr. Shannon’s shares are pledged as collateral in connection with a business loan.

(4)	Includes options to purchase 10,000 shares.

(5)	Information is based solely on a Schedule 13G, dated November 10, 2010.

(6)	Information is based solely on a Form 13F for the quarter ended September 30, 2010, dated November 12, 2010.

(7)	Information is based solely on a Form 13F for the quarter ended September 30, 2010, dated November 8, 2010.

(8)	Information is based solely on a Form 13F for the quarter ended September 30, 2010, dated October 26, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on the Company’s review of the copies of such forms it received and written representations from reporting persons required to file reports under Section 16(a), the Company believes that all of the Section 16(a) filing requirements applicable to such persons were met during fiscal 2010 except that one report was not filed by Dennis T. Hopwood, a former officer, related to shares forfeited upon his separation from the Company.
COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation
     The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) is responsible for oversight and design of compensation programs for the Company’s senior management. The Compensation Committee is composed only of independent, non-employee members of the Board of Directors. The Compensation Committee, with input from the Board of Directors, is responsible for establishing performance goals and objectives relevant to compensation of the Chief Executive Officer, evaluating his performance in light of those goals and objectives, and determining and approving his compensation based on this evaluation. The Compensation Committee reviews and considers recommendations made by the Chief Executive Officer in determining the compensation of the other named executive officers. Under the Compensation Committee Charter, the Compensation Committee is also charged with administering and granting awards under the Company’s stock incentive plans and cash incentive plans for senior executives.
Background
     The Compensation Committee makes every effort to ensure that the Company’s compensation program for senior management aligns interests of senior management with the economic interests of shareholders and provides incentives to support the business strategy of the Company. Historically, the Compensation Committee has not retained compensation consultants to review the Company’s executive compensation policies or survey compensation paid by comparable companies, and no compensation consultant was retained for this purpose with respect to fiscal 2010 or any prior year. The Compensation Committee does not use peer data and surveys, or set compensation or any element of compensation to meet specific benchmarks or percentiles within any identified group. The members of the Compensation Committee do take into account their business experience, their experience from serving on other boards of directors, publicly available information from news sources, information from generally accessible databases, and broad-based third-party surveys containing information about companies of similar size in a variety of industries to obtain a general understanding of current compensation practices. The Compensation Committee also benefits from real-world experience gained from previous recruiting efforts involving the Company. The Compensation Committee uses this information, together with recommendations from the President and Chief Executive Officer, as broad guidelines for establishing total compensation for executives and has conducted an annual review of compensation for the named executive officers.
Compensation Philosophy and Objectives
     The Compensation Committee has established the following compensation objectives for the Company’s named executive officers as important elements of its overall compensation philosophy:
Compensation should be related to performance. The Compensation Committee believes that the compensation paid to the named executive officers should be closely aligned with the performance of the

Company on both a short-term and long-term basis, with a material portion of an executive’s potential annual cash compensation at risk if Company and individual performance objectives are not achieved.
Compensation should serve to encourage executives to remain with the Company. The Company’s executive compensation program components are designed to retain talented executives. The Compensation Committee believes that continuity of employment is critical to achieving the Company’s strategic objectives and building shareholder value. A significant element of the executive compensation program, therefore, is long-term stock-based incentive compensation plans with awards that vest on a rolling basis over periods of several years. As part of the retention objective, the Compensation Committee believes that compensation should include a meaningful stock component to further align the interests of senior management with our shareholders.
Compensation should be reasonable for our business, our locations and our long-term, multi-year approach to achieving sustainable growth. The Compensation Committee believes that an appropriate compensation package will attract executives and motivate them to achieve the Company’s annual and long-term strategic objectives. At the same time, the Committee believes that compensation should be set at reasonable and fiscally responsible levels.
Compensation should be managed to encourage innovation and appropriate levels of risk. The Compensation Committee believes incentive compensation should be structured to discourage assumption of excessive short-term risk without constraining innovation and reasonable risk-taking. To achieve this objective, the Compensation Committee believes the success of the Company over time will be more effectively assured by connecting a significant element of incentive compensation to longer-term Company performance.
General Process for Setting Compensation in Fiscal 2010
     The Compensation Committee first determined the appropriate level of total compensation for each executive and then determined the appropriate allocation among base cash compensation, annual performance-based incentive compensation and stock incentive compensation.
     For fiscal 2010, the Compensation Committee weighted each executive’s total compensation opportunity toward incentive compensation tied to the Company’s performance by allocating approximately 30% or more of the executive’s total potential annual compensation to annual performance-based incentive compensation and, with respect to the President and Chief Executive Officer, long-term performance-based stock incentive compensation. The proportion of the executive’s overall compensation that is performance-based depends upon the executive’s level and area of responsibility. The Compensation Committee allocated approximately 45% of each executive’s total annual compensation to stock incentive compensation consisting of restricted stock the restrictions on which generally lapse over a period of three years subject to continued employment with the Company. As a result of the Company’s emphasis on incentive compensation, base salary generally represented less than 25% of each executive’s total potential compensation.
     When, therefore, in the view of the Compensation Committee, the Company does not achieve satisfactory financial results or its stock does not appreciate, the compensation that can be realized by the Company’s executives may be substantially reduced. When the Company’s performance exceeds financial expectations or its stock price appreciates, the compensation that can be realized by the Company’s executives may be substantially increased. The Compensation Committee believes that this is the most effective means of aligning executive incentives with shareholder interests. The Compensation Committee evaluates the levels and the maximum amounts of such payouts in relation to the Company’s overall financial performance.
Elements of Compensation
     The compensation program for named executive officers consists of (i) annual base cash compensation, (ii) annual performance-based incentive compensation, (iii) long-term awards of restricted stock, and (iv) other executive benefits. A discussion of each element follows.

Annual Base Cash Compensation
     The Company provided the named executive officers in fiscal 2010 with annual base cash compensation (“base salary”) at levels which generally were less than two-thirds of the executive’s potential total annual cash compensation if the Company’s performance objectives for that year were substantially exceeded. Base salary is a fixed, cash component of overall compensation, which is reviewed and may be adjusted periodically based on a variety of factors, including general economic conditions, executive performance, Company performance, and the subjective business judgment and general business experience of the members of the Compensation Committee. Base salary ranges for named executive officers are designed to account for different experience, responsibilities and performance levels. For fiscal 2010, the named executive officers’ base salaries remained at the same level as base salaries in both fiscal 2009 and 2008. At the beginning of the Company’s fiscal 2009 third quarter, all domestic employees’ base pay was reduced in response to current business conditions. Each executive’s base pay was reduced by 10%. At the beginning of fiscal 2010, 4% of the 10% reduction in base pay was restored and the remaining 6% was restored in February 2010.
Annual Performance-Based Incentive Compensation
     The Company’s annual performance-based incentive compensation program is designed to tie executive compensation to the Company’s performance and for fiscal 2010 contained from one to four of the following performance elements for each executive: (1) an objectively determined percentage of base salary awarded upon the Company achieving a certain target net operating income goal for that year; (2) an individual incentive portion tied to the performance of certain aspects of the Company’s business within the executive’s area of responsibility; (3) an individual discretionary portion awarded by the Chief Executive Officer based on subjective factors; and (4) an individual supplemental incentive based on the Company exceeding a certain net operating income goal. Annual performance-based incentive payments for a given year are approved by the Compensation Committee in the first quarter of the following year after a review of the previous fiscal year’s financial performance. The target level for all named executive officers for fiscal 2010 varied from 60% to 100% of base salary based on achievement of the performance elements. A prerequisite for payout under all of the elements was the Company’s achievement of a certain threshold minimum net operating income. Based on the amount of net operating income achieved by the Company between the threshold and the target, a percentage of from 0% to 100% was applied to the achievement of each of the elements. The maximum supplemental incentive for all named executive officers for fiscal 2010 varied from 15% to 100% of base salary. The target performance-based incentive compensation percentage may vary somewhat year to year depending on the value of specific annual objectives and goals. Any performance-based incentive compensation that was earned was based on the executive’s base pay level prior to the above-mentioned salary reductions.
     To further align its executives with the interests of the Company’s shareholders, in fiscal 2010 each named executive officer could elect to receive performance-based incentive compensation either in cash or in shares of the Company’s common stock. The executive could choose from 0% to 100% of performance-base incentive compensation to be paid in stock based on the share price of the last trade on October 2, 2009. All executives, with the exception of Mr. Bustos, chose to receive some level of this compensation in shares and were issued restricted performance shares based on the maximum number of shares that could be earned if all criteria were met. Due to the timing of Mr. Bustos’ date of hire, he was not eligible to elect to receive any portion of his performance-based incentive compensation in shares of the Company’s common stock. Based on the elections made by the named executive officers, the Compensation Committee awarded an aggregate total of 49,920 shares on October 2, 2009 with a grant date value of $10.75. Under the terms of the restricted stock agreements, shares not earned are cancelled.
     The Compensation Committee has determined that annual net operating income, the first element, should be the primary measure of financial performance by which to link annual incentive compensation to Company performance. The Compensation Committee establishes thresholds and financial targets for the Company for each fiscal year either at the beginning of the year or in the fourth quarter of the preceding fiscal year, with an emphasis on net operating income, based on the Company’s business plan for the year. The business plan is developed and proposed by management, but is subject to review and final approval by the Board of Directors. The annual net operating income target is net of all performance-based compensation and was approximately $6.4 million for fiscal

2010. The annual net operating income threshold is also net of all performance-based compensation and was approximately $4.8 million for fiscal 2010.
     For fiscal 2010, the Company did not reach its target net operating income goal. It did, however, exceed the threshold level of net operating income to the extent each executive earned 60% of his target incentive compensation percentage for the first, second and third elements of compensation described above.
     The second element of the named executive officer’s annual performance-based incentive compensation was based on an individual incentive plan designed to reward achievement of quantitative goals within the executive’s area of responsibility. For fiscal 2010, the individual performance objectives under this element included goals related to net sales and free cash flow. Other than Mr. Camp, all named executive officers participated in this element in fiscal 2010, although each officer did not necessarily participate in each goal.
     The third element of annual performance-based incentive compensation was a discretionary bonus awarded by the Chief Executive Officer based on subjective factors. Only Mr. Boutsikaris participated in this element in fiscal 2010. Consideration for the payment of this element included, but was not limited to, subjective factors related to unique market conditions and the interaction of sales targets with other Company objectives and organizational factors necessary for the Company to achieve its objectives.
     The fourth element of the named executive officer’s annual performance-based incentive compensation rewarded Company performance in excess of targeted achievement levels. Each officer was eligible to receive an additional graduated bonus amount to the extent the Company exceeded its net operating income target, up to a maximum supplemental bonus amount such that this element could range between 0% and 25% of the officer’s base salary, with the exception on Mr. Camp. Mr. Camp’s maximum supplemental bonus under this element is 100% of his base salary. Mr. Bustos did not participate in this element due to the timing of his hire date. The Company did not exceed targeted achievement levels in fiscal 2010 and no additional incentive compensation was paid under this element in fiscal 2010.
     In setting financial performance goals for fiscal 2010, the Compensation Committee did not undertake any statistical analysis of how difficult it would be to achieve the financial performance goals. The Compensation Committee believed that the performance goals, including the target net operating income goal, were reasonably attainable based upon the Company’s historical and expected levels of profitability. The Compensation Committee notes, however, that with respect to fiscal 2010, although 100% of 2010 threshold levels were met or exceeded, only 60% of target payout levels were achieved. In fiscal 2009 and 2008, 85% and 55%, respectively, of the performance goals were not met.
Stock Incentive Compensation
     The Compensation Committee believes that incentives tied to stock ownership by executive officers and key employees are the most important component of total compensation. The Compensation Committee uses grants of restricted stock as part of the Company’s overall incentive compensation to align the interests of executive officers with those of the Company’s shareholders. All named executive officers participate in the restricted stock awards. The stock is restricted in that if the criteria for retention of the shares awarded are not achieved, the shares are forfeited and cancelled. If the criteria for unrestricted ownership are achieved, the restrictions lapse.
     In years prior to fiscal 2010, the Company awarded restricted stock grants to members of senior management that were primarily performance-based. While the performance of senior management in fiscal 2009 in controlling costs during a period of constrained capital spending by customers was deemed by the Compensation Committee to be exemplary, the effect on Company performance of the general business recession caused those grants to be forfeited. Accordingly, to both recognize those efforts and to create an incentive for retention, in fiscal 2010 the Compensation Committee awarded executive officers grants of restricted stock subject to a three-year continued employment vesting requirement. The value of the fiscal 2010 awards for each named executive officer were between 120% and 200% of the executive’s base salary on the date of grant. The lapse of restrictions on the awards of restricted stock is contingent upon the continued employment of the executive for the three-year period ending September 30, 2012, and the awards vest in 25%, 25%, and 50% increments each year beginning October 1,

2010. Incremental vesting for Mr. Bustos is 8%, 31% and 61% each year beginning October 1, 2010 due to the timing of his hire date during fiscal 2010.
     In addition to the continued employment-based grant above, Mr. Camp was also granted a three-year performance restricted stock award the restrictions on which lapse based on the achievement of a cumulative net operating income goal for the same three-year period. Other than the shares elected under the Annual Performance-Based Incentive Compensation plan described above and the three-year performance restricted stock awarded to Mr. Camp, the Company did not grant any other performance-based restricted stock awards in fiscal 2010.
Other Benefits and Perquisites
     The policy of the Company is not to provide material perquisites to its named executive officers. Executive officers are eligible to participate in the Company’s 401(k) plan and Restated 1996 Employee Stock Purchase Plan, and receive similar health, dental and insurance benefits as are available to other employees of the Company.
Analysis of Specific Compensation Determinations
     David M. Camp. In determining the elements of compensation for Mr. Camp, President and Chief Executive Officer, for fiscal 2010, the Compensation Committee considered the factors described above under “Annual Base Cash Compensation” and in addition further evaluated the Company’s performance and Mr. Camp’s job performance. Mr. Camp’s annual base salary was continued at $275,000. Under the annual performance-based incentive compensation program, Mr. Camp’s incentive compensation goals relied entirely on the Company reaching a certain level of net operating income. Mr. Camp’s target incentive compensation was 100% of base salary, or $275,000, if targeted net operating income was achieved. If the net operating income threshold was met, Mr. Camp would earn from 0% of base salary up to 100% of base salary in a linear relationship to net operating income. For net operating income over the target, Mr. Camp would earn an additional percentage of base salary ranging from 0% to 100% of base salary.
     Mr. Camp participated in only the first element of compensation, net operating income, because of the determination by the Compensation Committee that, due to the overall importance of the net operating income objective, net operating income should be the sole performance criteria for the chief executive officer. Mr. Camp earned $165,000 of incentive compensation under the first element of compensation. Mr. Camp chose to receive 40% of any payout in cash and 60% in shares of the Company’s common stock. The number of shares originally granted was based on his payout choice and was calculated on the executive earning his maximum incentive compensation, the value of which was determined on the grant date fair value on October 2, 2009 of $10.75 per share. Therefore, his award as earned was $66,000 in cash and 9,210 shares of performance-based restricted stock that vested on December 15, 2010 subject to his continued employment through that date. His remaining 21,488 shares of performance-based restricted stock under the award were cancelled.
     In fiscal 2010, the Company awarded grants of restricted stock subject to continued employment-based vesting requirements to executive officers. Mr. Camp’s equity award was 51,163 shares which was equal to 200% of his base salary based on the grant date fair value on October 2, 2009 of $10.75 per share. The lapse of restrictions on the award is contingent upon his continued employment for the three-year period ending September 30, 2012, and vest in 25%, 25%, and 50% increments each year beginning October 1, 2010.
     In addition, the Company granted to Mr. Camp an additional 25,581 performance-based restricted shares equal to 100% of Mr. Camp’s base salary. These restricted shares will vest on December 15, 2012, subject to Mr. Camp’s continued employment with the Company and the Company achieving pre-determined cumulative net operating income for the three fiscal years ending September 30, 2012.
     John J. Ehren. In determining the compensation for Mr. Ehren, Senior Vice President and Chief Financial Officer, for fiscal 2010, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” and continued Mr. Ehren’s annual base salary at $230,000. With respect to Mr. Ehren’s performance-based incentive compensation, the Compensation Committee took into account Company and individual performance factors and determined that the first element of compensation, net operating income, should be a significant metric. Mr. Ehren also participated in the second element of compensation, which included individual performance objectives within Mr. Ehren’s area of responsibility. The Compensation Committee determined that Mr. Ehren’s individual performance objectives under the second element should include a net sales component due to the need for involvement of the financial team in working with customers and market dynamics to structure sales transactions responsive to the economic conditions faced by the Company’s customers. In addition, based on his responsibilities for management of the Company’s cash, working capital and assets and overall financial management, the Compensation Committee determined that Mr. Ehren’s individual performance objectives under the second element should include a free cash flow component. Mr. Ehren’s aggregate target incentive compensation amount in fiscal 2010 was 100% of base salary, or $230,000, against which 60% of base salary could be earned if target net operating income was achieved, 20% of base salary could be earned if a certain level of net sales was achieved, and another 20% of base salary could be earned if the Company generated a certain amount of free cash flow. Additionally, for net operating income over the target, Mr. Ehren would earn an additional percentage of base salary ranging from 0% to 25% of base salary.
     For fiscal 2010, the Company did not reach its target net operating income goal but exceeded its threshold by an amount at which Mr. Ehren would earn 60% of his target percentage related to net operating income, net sales and free cash flow. The Company did meet its target for net sales and free cash flow. Therefore, Mr. Ehren earned $82,800 for the first element of compensation of net operating income and $27,600 for each of the second elements of compensation, net sales and free cash flow, for an aggregate total of $138,000. Mr. Ehren chose to receive up to $230,000 of any payout in cash and any remaining payout in shares of the Company’s common stock. The number of shares originally granted was based on his payout choice and was calculated on the executive earning his maximum incentive compensation, the value of which was determined on the grant date fair value on October 2, 2009 of $10.75 per share. Therefore, his cash award was $138,000 and all 5,349 shares of performance-based restricted stock under the award were cancelled.
     In fiscal 2010, the Company awarded grants of restricted stock subject to continued employment-based vesting requirements to executive officers. Mr. Ehren’s equity award was 42,791 shares which was equal to 200% of his base salary based on the grant date fair value on October 2, 2009 of $10.75 per share. The lapse of restrictions on the award is contingent upon his continued employment for the three-year period ending September 30, 2012, and vest in 25%, 25%, and 50% increments each year beginning October 1, 2010.
     In addition, as a bonus for performing the duties of the Company’s Senior Vice President of Global Operations for a significant portion of fiscal 2010, Mr. Ehren was paid an additional $37,500 in cash and also received restricted shares valued at $37,500 on the date of the bonus award, the restrictions on which lapse on September 23, 2013, subject to Mr. Ehren’s continued employment through that date.
     John C. Boutsikaris. In determining the compensation for Mr. Boutsikaris, Senior Vice President of Global Sales and Aftermarket, for fiscal 2010, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” and continued Mr. Boutsikaris’ annual base salary at $218,610. With respect to Mr. Boutsikaris’ performance-based incentive compensation, the Compensation Committee took into account Company and individual performance factors and determined that net operating income should be a significant metric. Mr. Boutsikaris participated in the first, second and third elements of compensation. Based on his role in sales and marketing activities, the Compensation Committee determined that Mr. Boutsikaris’ individual performance objectives under the second element should include a net sales component. The Compensation Committee also determined that Mr. Boutsikaris should be eligible to participate in the third element of compensation, the discretionary incentive element, based on other subjective factors related to the unique market conditions and the interaction of sales targets with other Company objectives and organizational factors necessary for the Company to achieve its objectives. Mr. Boutsikaris’ aggregate target incentive compensation amount in fiscal 2010 was 100% of base salary, or $218,610, against which 40% of base salary could be earned if target net operating income was achieved and 20% of base salary could be earned if a certain level of net sales was achieved. Another 40% of base salary could be earned as a discretionary bonus awarded by the Chief Executive Officer. Additionally, for net operating income over the target, Mr. Boutsikaris would earn an additional percentage of base salary ranging from 0% to 25% of base salary.
     For fiscal 2010, the Company did not reach its target net operating income goal but exceeded its threshold by an amount at which Mr. Boutsikaris would earn 60% of his target percentage related to net operating income, net sales and discretionary bonus. The Company did meet the target for net sales. Therefore, he earned $52,466 for the first element of compensation related to net operating income and $26,233 for the second element of his compensation related to net sales, and $52,466 for the discretionary third element of compensation, for an aggregate total of $131,166. Mr. Boutsikaris chose to receive 50% of any payout in cash and 50% in shares of the Company’s common stock. The number of shares originally granted was based on his payout choice and was calculated on the executive earning his maximum incentive compensation, the value of which was determined on the grant date fair value on October 2, 2009 of $10.75 per share. Therefore, as earned his bonus consisted of $65,583 in cash and 6,101 shares of performance-based restricted stock that vested on December 15, 2010 subject to his continued employment through that date. His remaining 6,609 shares of performance-based restricted stock under the award were cancelled.
     In fiscal 2010, the Company awarded grants of restricted stock subject to continued employment-based vesting requirements to executive officers. Mr. Boutsikaris’ equity award was 40,672 shares which was equal to 200% of his base salary based on the grant date fair value on October 2, 2009 of $10.75 per share. The lapse of restrictions on the award is contingent upon his continued employment for the three-year period ending September 30, 2012, and vest in 25%, 25%, and 50% increments each year beginning October 1, 2010.
     Joel S. Bustos. In determining the compensation for Mr. Bustos, Senior Vice President of Global Operations, for fiscal 2010, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” when he was hired in June 2010 and set his annual base salary at $225,000. With respect to Mr. Bustos’ performance-based incentive compensation, the Compensation Committee took into account Company and individual performance factors and determined that net operating income should be his primary metric. Mr. Bustos participated in the first and second elements of compensation. Based on his key role in managing the Company’s operations with respect to the components of working capital, such as inventory management, procurement and expenditures, the Compensation Committee determined that Mr. Bustos’ individual performance objectives under the second element should include a free cash flow component. Mr. Bustos’ aggregate target incentive compensation amount in fiscal 2010 was 100% of base salary, or $225,000, against which 60% of base salary could be earned if target net operating income was achieved and 40% of base salary could be earned if a certain level of free cash flow was achieved. Due to the timing of his date of hire, any payout was prorated at 25% and he was not eligible to choose to receive any portion of any payout in shares of the Company’s common stock.
     For fiscal 2010, the Company did not reach its target net operating income goal but exceeded its threshold by an amount at which Mr. Bustos would earn 60% of his target percentage for net operating income and free cash flow. The Company did meet the target for free cash flow. Therefore, prorated at 25%, he earned $20,250 for the first element of compensation related to net operating income and $13,500 for the second element of compensation related to free cash flow, for an aggregate total of $33,750.
     In fiscal 2010, the Company awarded grants of restricted stock subject to continued employment-based vesting requirements to executive officers. Upon Mr. Bustos’ hire, he was awarded 27,103 shares which were equal to 162.5% of his base salary based on the grant date fair value on June 14, 2010 of $13.49 per share. The lapse of restrictions on the award is contingent upon his continued employment for the three-year period ending September 30, 2012, and vest in 8%, 31%, and 61% increments each year beginning October 1, 2010.
     Randall L. Unterseher. In determining the compensation for Mr. Unterseher, Senior Director of Marketing, for fiscal 2010, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” and continued Mr. Unterseher’s annual base salary at $180,000. With respect to Mr. Unterseher’s performance-based incentive compensation, the Compensation Committee took into account Company and individual performance factors and determined that net operating income should be his primary metric. Mr. Unterseher participated in the first and second elements of compensation. Based on his role in sales and marketing activities , the Compensation Committee determined that Mr. Unterseher’s individual performance objectives under the second element should include a net sales component. Mr. Unterseher’s aggregate target incentive compensation amount in fiscal 2010 was 60% of his base salary, or $108,000, against which 50% of base salary could be earned if target net operating income was achieved and 10% of base salary could be earned if a certain level of net sales was achieved. Additionally, for net operating income over the target, Mr. Unterseher would earn an additional percentage of base salary ranging from 0% to 15% of base salary.

     For fiscal 2010, the Company did not reach its target net operating income goal but exceeded its threshold to a level at which Mr. Unterseher would earn 60% of his target percentage for net operating income and net sales. The Company did meet the target for net sales. Therefore, he earned $54,000 for the first element of compensation related to net operating income and $10,800 for the second elements of compensation related to net sales, for an aggregate total of $64,800. Mr. Unterseher chose to receive up to $85,000 of any payout in cash and any remaining payout split 75% in cash and 25% in shares of the Company’s common stock. The number of shares originally granted was based on his payout choice and was calculated on the executive earning his maximum incentive compensation, the value of which was determined on the grant date fair value on October 2, 2009 of $10.75 per share. Therefore, his cash award was $64,800 and all 1,163 shares of performance-based restricted stock under the award were cancelled.
     In fiscal 2010, the Company awarded grants of restricted stock subject to continued employment-based vesting requirements to executive officers. Mr. Unterseher’s equity award was 20,094 shares which was equal to 120% of his base salary based on the grant date fair value on October 2, 2009 of $10.75 per share. The lapse of restrictions on the award is contingent upon his continued employment for the three-year period ending September 30, 2012, and vest in 25%, 25%, and 50% increments each year beginning October 1, 2010.
Other Compensation Matters
Change in Control and Severance Arrangements
     Pursuant to commitments made at the time of hire, if Mr. Camp’s employment with the Company is terminated at or within 12 months of a change in control event, or by the Board without cause in a non-change of control environment, Mr. Camp will receive severance benefits equal to one year’s base salary or a lump-sum payment of $275,000. In the event that a transaction occurs in which substantially all of the Company’s assets or 50% or more of its stock is acquired in one or more related transactions, the restrictions on all shares of restricted stock previously awarded to Mr. Camp will immediately lapse and the estimated value of the lapse of such restrictions on September 30, 2010 would have been $1,388,151 based upon the closing price per share on such date of $12.92. The Compensation and Management Development Committee believed accelerated vesting without further condition upon a change of control was appropriate with respect to Mr. Camp’s shares of restricted stock because this provision, entered into at the time Mr. Camp was hired, was considered necessary to attract Mr. Camp to the Company. Other benefits, such as medical benefits, may be extended for Mr. Camp in the discretion of the Compensation Committee. The purpose of the change in control and severance arrangement is to facilitate Mr. Camp’s continued service with the Company.
     The Company has no employment agreements with its other named executive officers and has no policy with respect to change in control and severance arrangements for such officers; provided, however, the restricted stock agreements with the other named executive officers provide that some or all of the restrictions on such shares may be terminated in the discretion of the Compensation Committee in the event of a change of control. In the event of such terminations, the estimated value of the lapse of such restrictions on September 30, 2010 with respect to the restricted shares held by the other named executive officers would be as follows: Mr. Ehren, zero — $632,331; Mr. Boutsikaris, zero-$698,519; Mr. Bustos, zero — $350,171; and Mr. Unterseher, zero — $287,560. Other benefits, such as medical benefits, may be extended to the named executive officers in the discretion of the Compensation Committee.
Risks Arising from the Company’s Compensation Policies and Practices
     The Compensation Committee oversees risks related to the Company’s compensation programs and policies and reviews management’s periodic reports on such risks. In 2010, the Compensation Committee developed a framework to assess the specific risks associated with the Company’s compensation programs. The framework was designed to evaluate the key elements of the Company’s compensation programs to determine whether such programs could reasonably be expected to have or create a material adverse effect on the Company. As part of this framework, the Company’s pay philosophy, incentive plan designs, performance metrics and pay plan governance process were considered. Based on the results of the assessment, management and the Compensation Committee, with the assistance of the Company’s legal advisors, and in collaboration with the Audit Committee, concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.
Tax Considerations
     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that a publicly-held company may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1,000,000 per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.” The Company’s 2003 Restated Employees’ Stock Incentive Plan, which was approved by the Company’s shareholders, allows performance-based awards of restricted stock to be granted with certain performance criteria. The approval by the shareholders meets one of the criteria the IRS requires for the Company to be able to exempt compensation attributed to performance-based awards of restricted stock from the limitations on tax deductible compensation expense of Section 162(m). The Company did not pay any compensation during fiscal 2010 that would be subject to the limitations set forth in Section 162(m) and, therefore, all compensation paid to executives was deductible for tax purposes.
Stock Ownership Guidelines
     As noted above, part of the Compensation Committee’s compensation philosophy is to align the interests of its named executive officers with those of the Company’s shareholders. For the past two years, the Company has had a guideline for stock ownership by executive officers that was based on a multiple of salary. In fiscal 2010, the Board of Directors refined the policy with the intent that the new guideline will result in an increasingly higher level of stock ownership by executives as their length of service, and expected value to the Company, increases over time. Accordingly, the stock ownership guidelines adopted by the Board of Directors in fiscal 2010 call for total shares held by the executive to be not less than 33% of the total vested shares issued to the executive under equity-based compensation programs during the period of employment with the Company. In addition, beginning October 2009, 50% of all restricted shares awarded and earned as compensation must be held by the executive for a minimum of three years after the restrictions on the shares lapse before they may be transferred. In the event of any termination of employment, all vested shares then held by the executive that are subject to the three-year holding requirement will be released from that restriction on transfer six months following the date of termination of employment or sooner upon approval of the Board of Directors.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
     The information contained in this report shall not be deemed to be soliciting material, or to be filed with, or incorporated by reference into future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on that review and discussion, the Compensation and Management Development Committee has recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement for the 2011 Annual Meeting and its incorporation by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010.
     Submitted on November 17, 2010 by the Compensation and Management Development Committee of the Board.
Respectfully submitted,
Michael L. Shannon, Chairman
Richard Lawrence
Donald A. Washburn

EXECUTIVE COMPENSATION
Cash and Non-Cash Compensation Paid to Certain Executive Officers
     The following table sets forth the compensation earned by our chief executive officer, chief financial officer and our three other most highly compensated officers, or our named executive officers, during the last fiscal year for services rendered in all capacities to the Company for the fiscal years ended September 30, 2010.
SUMMARY COMPENSATION TABLE — FISCAL 2010

					Non-Equity
					Incentive Plan	All Other
	Fiscal	Salary(1)	Bonus	Stock Awards(3)	Compensation(4)	Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

David M. Camp	2010	268,267	—	550,002	66,000	7,336	891,605
President and Chief	2009	262,312	—	—	—	11,049	273,361
Executive Officer	2008	275,002	—	337,423	—	10,166	622,591
John J. Ehren	2010	224,378	37,500 (2)	497,501	138,000	4,654	902,032
Senior Vice President and	2009	219,389	—	—	—	13,132	232,521
Chief Financial Officer	2008	132,693	—	84,138	—	78,740	295,571
John C. Boutsikaris	2010	213,261	—	437,224	65,583	4,333	720,401
Senior Vice President of	2009	208,523	—	—	—	12,750	221,273
Global Sales and Aftermarket	2008	217,810	—	71,182	120,236	24,052	433,280
Joel S. Bustos (6) Senior Vice President of Global Operations	2010	60,575	—	365,619	33,750	65,740	525,685
Randall L. Unterseher Senior Director of Marketing	2010	175,612	—	216,011	64,800	2,970	459,392

(1)	Includes amounts deferred by the executive officers under the Company’s Profit Sharing and 401(k) Plan.

(2)	The amount for fiscal 2010 reflects a cash award to Mr. Ehren in recognition of substantial additional duties assumed during fiscal 2010 after the departure of the former Senior Vice President of Global Operations.

(3)	The amounts reported represent the full grant date fair values for service-based awards granted to the named executive officers in the applicable fiscal year. These amounts were computed in accordance with FASB ASC Topic 718 and do not correspond to the actual value that may be realized by the named executive officers. Amounts previously reported for fiscal years 2009 and 2008 have been restated in accordance with SEC rules relating to executive compensation disclosure. All performance-based awards granted in the fiscal years reported above are reported at a $0 value as at the time of grant it was estimated that it was less than probable the related performance goals would be achieved. The maximum possible outcome for Mr. Camp related to performance-based awards was $604,999 and $375,227 in fiscal 2010 and 2008, respectively. The maximum possible outcome for Mr. Ehren related to performance-based awards was $57,502 and $168,241 in fiscal 2010 and 2008, respectively. The maximum possible outcome for Mr. Boutsikaris related to performance-based awards was $136,633 and $72,885 in fiscal 2010 and 2008, respectively. The maximum possible outcome for Mr. Unterseher related to performance-based awards was $12,502 in fiscal 2010.

(4)	The amounts for fiscal 2010 reflect the cash awards earned by the named executive officers under individual bonus incentive plans as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The amounts paid to Mr. Boutsikaris for fiscal 2008 reflects the cash award earned by him under an individual bonus incentive plan in effect for fiscal 2008.

(5)	The table below discloses the components of the amounts included for each named executive officer under the “All Other Compensation” column in the Summary Compensation Table.

		Personal and Family	Term Life Insurance	Profit Sharing & 401(k) Plan	Relocation/
		Travel	Premium	Contributions	Moving Expense
Name	Fiscal Year	($)	($)	($)	($)

David M. Camp	2010	—	2,681	4,655	—
	2009	—	912	10,137	—
	2008	—	774	9,392	49,588	(a)

John J. Ehren	2010	—	760	3,894	—
	2009	—	309	9,097	3,726	(b)
	2008	—	158	4,954	73,628	(c)

John C. Boutsikaris	2010	—	2,230	2,103	—
	2009	—	1,350	11,400	—
	2008	4,727 (d)	981	18,344	—

Joel S. Bustos	2010	—	433	—	65,307	(e)

Randall L. Unterseher	2010	—	615	2,355	—

(a)	Includes $6,719 for gross-up of taxes.

(b)	Includes $385 for gross-up of taxes.

(c)	Includes $23,628 for gross-up of taxes.

(d)	Includes $1,250 for gross-up of taxes on personal and spousal travel.

(e)	Includes $26,984 for gross-up of taxes.

(6)	Mr. Bustos was hired June 14, 2010 as Senior Vice President of Global Operations.

GRANTS OF PLAN-BASED AWARDS — FISCAL 2010

											All other stock	Grant date
											awards:	fair value of
		Estimated future payouts under			Estimated future payouts						number of	stock and
		non-equity incentive plan awards			under equity incentive plan awards						shares of stock	option
		Threshold	Target	Maximum	Threshold		Target		Maximum		or units	awards
Name	Grant Date	($) (1)	($) (1)	($) (1)	(#)		(#)		(#)		(#)	($)

David M. Camp	10/02/2009	0	110,000	220,000	0	(2)	15,349	(2)	30,698	(2)	—	330,004
	10/02/2009	—	—	—	—		51,163	(3)	51,163	(3)	—	550,002
	10/02/2009	—	—	—	—		25,581	(4)	25,581	(4)	—	274,996
John J. Ehren	10/02/2009	0	230,000	230,000	—		—		5,349	(2)		57,502
	10/02/2009	—	—	—	—		42,791	(3)	42,791	(3)	—	460,003
	09/16/2010	—	—	—	—		—		—		3,007 (5)	37,497
John C. Boutsikaris	10/02/2009	0	109,305	136,631	0	(2)	4,067	(2)	12,710	(2)	—	136,633
	10/02/2009	—	—	—	—		40,672	(3)	40,672	(3)	—	437,224
Joel S. Bustos	06/14/2010	0	56,250	56,250	—		—		—		—	—
	06/14/2010	—	—	—	—		27,103	(3)	27,103	(3)	—	365,619
Randall L. Unterseher	10/02/2009	0	102,250	122,500	—		535	(2)	1,163	(2)	—	12,502
	10/02/2009	—	—	—	—		20,094	(3)	20,094	(3)	—	216,011

(1)	The dollar amounts reported in the table are the threshold, target and maximum amounts that could have been awarded to the executive officer in cash based upon the officer’s individual election. See “Compensation Discussion and Analysis — Analysis of Specific Compensation Determinations” for explanation of the calculations.

(2)	The shares reported in the table are the shares of performance-based restricted stock the restrictions on which could have lapsed upon achievement of the threshold, target and maximum performance objectives based upon the officer’s individual election. See “Compensation Discussion and Analysis — Analysis of Specific Compensation Determinations” for explanation of the calculations.

(3)	See “Compensation Discussion and Analysis — Analysis of Specific Compensation Determinations” for explanation of the calculations. Shares represented are service-based restricted stock the restrictions on which lapse based on continued employment over a three-year period ending September 30, 2012. The shares vest in 25%, 25% and 50% increments each year during the three-year period beginning October 1, 2010. Incremental vesting for Mr. Bustos is 8%, 31% and 61% each year beginning October 1, 2010 due to the timing of his date of hire.

(4)	See “Compensation Discussion and Analysis — Analysis of Specific Compensation Determinations” for explanation of the calculations. The restrictions on this performance-based restricted stock award lapse on December 15, 2012 based on the achievement of certain cumulative net operating income goals for fiscal years 2010, 2011 and 2012.

(5)	This service-based restricted stock award was granted to Mr. Ehren in recognition of substantial additional duties assumed after the departure of the former Senior Vice President of Global Operations in fiscal 2010 and will vest on September 23, 2013 based on continued employment.

Non-Equity Incentive Plan Award Payouts
     The Compensation Committee sets a target level for all named executive officers which is a percentage of base salary that can be earned based on achievement of certain performance elements and may be comprised of one or more elements. For fiscal 2010, the primary financial performance goal was net operating income and for attainment of this element of compensation a minimum threshold of net operating income had to be achieved by the Company. In the table above, the amount shown in the “Threshold” column is the minimum amount the executive could have earned upon achievement of the minimum net operating income threshold. The amount shown in the “Target” column above is the amount the executive could have earned upon the achievement of each executive’s respective performance goals. The amount shown in the “Maximum” column above is the maximum amount each executive could have earned if performance had exceeded the target level. For fiscal 2010, each named executive, except Mr. Bustos due to the timing of his date of hire, was permitted to choose some percentage of the payout in shares of the Company’s common stock. The maximum number of shares that could be received by each executive as a result of the application of this percentage is shown in the table above under the equity incentive plan awards and is referenced by footnote 2. See the “Compensation Discussion and Analysis — Elements of Compensation and Analysis of Specific Compensation Determinations” for further discussion regarding annual performance-based incentive compensation.
     Each named executive officer earned a payout under the fiscal 2010 non-equity incentive plan as discussed above in “Compensation Discussion and Analysis — Analysis of Specific Compensation Determinations.”
Stock Incentive Compensation for the Chief Executive Officer
     Pursuant to commitments made at the time of hire, the Chief Executive Officer was entitled to receive an annual award of 21,602 shares of restricted stock during each of the first three years of his employment. The commitment to the annual grant amount was equal in value to 100% of Mr. Camp’s annual base salary of $275,000 based on the fair market value of the Company’s Common Stock on the date of the commencement of employment. Fifty percent of each annual restricted share grant was to vest based on continued employment, in three equal annual installments, and 50% of each annual restricted share grant was to vest based on financial performance criteria determined by the Compensation Committee and measured over the three-year period applicable to each annual grant.
     Mr. Camp received payouts from only the service-based portion of the first and second annual awards. The first and second performance-based annual awards were forfeited during fiscal 2009 and 2010, respectively, because the performance measure was not met. In addition, both the third annual service-based and performance-based awards that were granted in the first quarter of fiscal 2009 were later voluntarily canceled and surrendered to the Company by Mr. Camp during the second quarter of fiscal 2009.
Activity Prior to Fiscal 2010
     During fiscal 2010, restrictions lapsed on prior service-based restricted stock awards under prior plans. The amounts are shown in the “Option Exercises and Stock Vested Table — Fiscal 2010” below.
     In past years, the Compensation Committee or the Board of Directors had from time to time also awarded stock options to executive officers and key employees under the Stock Incentive Plan and predecessor plans. Beginning with the 2006 fiscal year, the Compensation Committee determined that equity incentive awards should primarily be granted in the form of shares of restricted stock. The Compensation Committee determined to switch from stock options to restricted stock for a number of reasons, but some of the more important reasons were that (i) restricted stock awards provide a more predictable form of compensation and do not reward short-term price fluctuations in the price of the Company’s Common Stock that many critics have argued is inherent in stock options, (ii) restricted stock awards reduce dilution to the Company’s shareholders because the Company can provide a long-term incentive award having the same relative value as a stock option award using fewer shares, and (iii) due to changes in accounting rules under FASB ASC 718, stock options no longer receive preferential financial accounting treatment relative to restricted stock awards.

     None of the named executive officers have ever been granted stock options. The following table reflects previously granted and outstanding restricted stock awards.
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

Stock Awards
Equity
incentive	Equity
plan awards:	incentive plan
Option Awards	Market	Number of	awards:
Number of	Number of	value of	unearned	payout value
securities	securities	Number of	shares or	shares, units	of unearned
underlying	underlying	shares or	units of	or other	shares, units,
unexercised	unexercised	Option	units of stock	stock that	rights that	or other rights
options	options	exercise	Option	that have not	have not	have not	that have not
Grant	(#)	(#)	price	expiration	vested	vested	vested	vested
Name	date	exercisable	unexercisable	($)	date	(#)	($) *	(#)	($) *

David M. Camp	10/2/2009	—	—	—	—	—	—	30,698	(1)	396,618
10/2/2009	—	—	—	—	—	—	25,581	(2)	330,507
10/2/2009	—	—	—	—	—	—	51,163	(3)	661,026
John J. Ehren	2/25/2008	—	—	—	—	802	(4)	10,362	—	—
10/2/2009	—	—	—	—	—	—	5,349	(1)	69,109
10/2/2009	—	—	—	—	—	—	42,791	(5)	552,860
9/16/2010	—	—	—	—	3,007	(6)	38,850	—	—
John C. Boutsikaris	2/6/2008	—	—	—	—	683	(7)	8,824	—	—
10/2/2009	—	—	—	—	—	—	12,710	(1)	164,213
10/2/2009	—	—	—	—	—	—	40,672	(8)	525,482
Joel S. Bustos	6/14/2010	—	—	—	—	—	—	27,103	(9)	350,171
Randall L. Unterseher	2/6/2008	—	—	—	—	1,000	(10)	12,920	—	—
10/2/2009	—	—	—	—	—	—	1,163	(1)	15,026
10/2/2009	—	—	—	—	—	—	20,094	(11)	259,614

*	The market value of the restricted stock awards as to which restrictions have not lapsed is calculated by multiplying the number of shares by the closing price per share of the Company’s common stock on September 30, 2010, which was $12.92.
Vesting Schedule for Outstanding Unvested Stock Awards
(1)	In accordance with the terms of the award agreement, restrictions lapsed on December 15, 2010 based on continued employment and the achievement of certain performance criteria. Subsequent to the end of fiscal 2010, 21,488, 5,349, 6,609, and 1,163 shares for Mr. Camp, Mr. Ehren, Mr. Boutsikaris and Mr. Unterseher, respectively, were cancelled because certain performance criteria were not met.

(2)	In accordance with the terms of the award agreement, restrictions lapse on December 15, 2012 based on continued employment and the achievement of certain performance criteria.

(3)	Restrictions lapsed on 12,791 shares on October 1, 2010 and lapse on 12,791 shares on October 1, 2011 and on 25,581 shares on October 1, 2012 based on continued employment.

(4)	Restrictions lapse on February 25, 2011 based on continued employment.

(5)	Restrictions lapsed on 10,698 shares on October 1, 2010 and lapse on 10,698 shares on October 1, 2011 and on 21,395 shares on October 1, 2012 based on continued employment.

(6)	Restrictions lapse on September 23, 2013 based on continued employment.

(7)	Restrictions lapsed on October 1, 2010 based on continued employment.

(8)	Restrictions lapsed on 10,168 shares on October 1, 2010 and lapse on 10,168 shares on October 1, 2011 and on 20,336 shares on October 1, 2012 based on continued employment.

(9)	Restrictions lapsed on 2,168 shares on October 1, 2010, and lapse on 8,401 shares on October 1, 2011 and on 16,534 shares on October 1, 2012 based on continued employment.

(10)	Restrictions lapse on February 8, 2011 based on continued employment.

(11)	Restrictions lapsed on 5,024 shares on October 1, 2010 and lapse on 5,024 shares on October 1, 2011 and on 10,046 shares on October 1, 2012 based on continued employment.
Stock Options Granted to Certain Executive Officers during Fiscal 2010
     During fiscal 2010, no options for the purchase of the Company’s Common Stock were awarded to the Company’s named executive officers.
Vested Stock Awards during Fiscal 2010
     The following table shows the lapse of restrictions on shares of restricted stock held by each of the named executive officers during fiscal 2010 along with the aggregate dollar value realized on such lapse based on the market price of the Company’s Common Stock on the date of the lapse of restrictions.
OPTION EXERCISES AND STOCK VESTED — FISCAL 2010

	Option Awards		Stock Awards
	Number of		Number of	Value
	shares	Value	shares	realized
	acquired	realized on	acquired	on
	on exercise	exercise	on vesting	vesting
Name	(#)	($)	(#)	($)

David M. Camp	—	—	3,601	46,525
John J. Ehren	—	—	802	10,386
John C. Boutsikaris	—	—	683	7,533
Joel S. Bustos	—	—	—	—
Randall L. Unterseher	—	—	1,250	17,450

Offer Letter
David M. Camp
     On September 25, 2006, the Company entered into a letter agreement with David M. Camp related to Mr. Camp’s appointment as President and Chief Executive Officer of the Company. Under the terms of the offer letter, Mr. Camp is employed with no specified term at a base salary of $275,000 per year. Mr. Camp is eligible for cash bonuses of up to 100% of his base salary if the Company meets its annual target performance goals and up to 200% of his base salary if the Company exceeds its annual target performance goals.
     Under the terms of the offer letter, Mr. Camp participates in the same health, dental, life and disability insurance plans as other employees, and he is eligible to participate in the Company’s 401(k) Plan, Profit Sharing Plan and Employee Stock Purchase Plan.
     In the event of a change in control of the Company, all previously issued restricted stock shares then held by Mr. Camp will immediately vest. In the event that Mr. Camp’s employment is actually or constructively terminated by the Company or its successor within 12 months following any change of control event, Mr. Camp will receive a severance payment equal to one year’s base salary. If Mr. Camp’s employment is terminated by the Board of Directors without cause in a non-change of control environment, Mr. Camp will receive a severance payment equal to one year’s base salary, subject to customary general release documentation.
AUDIT COMMITTEE REPORT AND OTHER RELATED MATTERS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     The information contained in this report shall not be deemed to be soliciting material, or to be filed with, the Securities and Exchange Commission or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into future filings with the Securities and Exchange Commission except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     The Audit Committee of the Board of Directors comprises four non-employee directors who meet the independence standards of the NASDAQ Global Market. The members of the Audit Committee are John E. Pelo, Chairman, Richard Lawrence, Charles H. Stonecipher and Donald A. Washburn. The Board has determined that Mr. Pelo qualifies as an “audit committee financial expert” under federal securities laws. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. Among other things, the Audit Committee recommends to the Board of Directors the selection of the Company’s independent registered public accountants (the “public accountants”). The Audit Committee has adopted a policy for the pre-approval of services provided by the public accountants.
     Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
     In this context, the Audit Committee has met and held discussions with management and the public accountants of the Company. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated audited financial statements separately with management and the Company’s public accountants. The Audit Committee discussed with the public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.
     The Company’s public accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee discussed with the Company’s public accountants that firm’s independence and considered whether the non-audit services provided by the Company’s public accountants were compatible with maintaining the independence of such public accountants.
     Based upon the Audit Committee’s discussion with management and the public accountants and the Audit Committee’s review of the representations of management and the report of the public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment for fiscal 2011, subject to shareholder approval, of the Company’s independent registered public accounting firm, and the Board of Directors concurred in such recommendation.
     For fiscal year 2010, management completed the documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the Company’s public accountants. At the conclusion of the process, management provided the Audit Committee with a report on management’s assessment of the effectiveness of internal control over financial reporting.
     In compliance with the Sarbanes-Oxley Act, the Audit Committee has established procedures for receipt, retention, and treatment of complaints for confidential, anonymous reporting of employee concerns with regard to accounting controls or auditing matters.
     Submitted on December 10, 2010 by the Audit Committee of the Board of Directors.
Respectfully submitted,
John E. Pelo, Chairman
Richard Lawrence
Charles H. Stonecipher
Donald A. Washburn

FEES PAID TO GRANT THORNTON LLP
     The following table shows the fees paid by the Company for the audit and other services provided by Grant Thornton LLP for fiscal years 2010 and 2009, respectively.

	FY 2010	FY 2009

Audit Fees	$325,000	$316,658
Audit-related Fees	0	152,826
Tax Fees	18,000	33,875
All Other Fees	0	0

Totals	$343,000	$503,359
     “Audit Fees” includes aggregate fees billed for professional services provided in conjunction with the audit of the Company’s financial statements for each of the years ending September 30, 2010 and 2009, review of the Company’s quarterly financial statements, assistance and review of documents filed with the SEC, consents, and services provided in connection with statutory and other regulatory filings.
     “Audit-related Fees” consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments, and consultations concerning financial accounting and reporting standards.
     “Tax Fees” include fees primarily related to compliance services for international corporate income tax returns and for company employees living abroad.
     All of the services described above were approved by the Audit Committee.
     The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy provides for specific types of permitted services. The policy requires specific pre-approval of all permitted services. The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to a designated member the authority to address any requests for pre-approval of services between Audit Committee meetings, and the designated member must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.
OTHER BUSINESS
     Management knows of no other matters that will be presented for action at the 2011 Annual Meeting of Shareholders. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented at the Annual Meeting.
     Shareholders may only bring business before an Annual Meeting if the shareholder proceeds in compliance with the Company’s Amended and Restated Bylaws, effective May 13, 2009. For business to be properly brought before the 2011 Annual Meeting by a shareholder, notice of the proposed business must have been received by the Secretary of the Company at the Company’s principal executive office in writing on or before the close of business on September 7, 2010. The presiding officer at any Annual Meeting will determine whether any matter was properly brought before the meeting in accordance with the above provisions. If he should determine that any matter has not been properly brought before the meeting, he will so declare at the meeting and the matter will not be considered or acted upon.
     It is important that your shares be represented at the meeting. Therefore, whether or not you expect to be present in person, you are respectfully requested to mark, sign and date the enclosed proxy and promptly return it in the enclosed envelope.
     A copy of the Company’s 2010 Annual Report on Form 10-K is available on the Company’s website at www.key.net and to shareholders without charge upon request to: Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362.
By order of the Board of Directors,
Ronald L. Greenman
Secretary
Dated: January 3, 2011

APPENDIX A
KEY TECHNOLOGY, INC.
2010 EQUITY INCENTIVE PLAN
ARTICLE 1. PURPOSE.
          Key Technology, Inc. (the “Company”) has adopted this 2010 Equity Incentive Plan (this “Plan”) in order to enable the Company to attract and retain personnel with outstanding qualifications and to promote a close identity of interest between the Company’s employees and directors and its shareholders through the opportunity to acquire or increase a proprietary interest in the Company. The Plan seeks to achieve this purpose by providing for awards in the form of Options (which may constitute incentive stock options or nonstatutory stock options) or Restricted Stock. Capitalized terms not elsewhere defined have the meanings as defined in Article 14.
ARTICLE 2. ADMINISTRATION.
     2.1 Committee Composition. The Compensation and Management Development Committee of the Board of Directors (the “Committee”) shall administer the Plan. The Committee shall consist exclusively of two or more Directors of the Company, who shall be appointed by the Board. In addition, unless otherwise determined by the Board, at all times that the Company is subject to Section 16 of the Exchange Act, the composition of the Committee shall satisfy:
          (a) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.
          (b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code (or its successor); and
          (c) Such requirements as Nasdaq may establish for independent directors under Nasdaq Rule 5605(a)(2) (or its successor).
     2.2 Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine: (a) which Employees and Directors shall receive awards, (b) the time or times when awards shall be granted, (c) the type or types of awards to be granted, and (d) the number of Shares which may be issued under each award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contribution to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. The Committee shall also have such additional powers as are delegated to it by the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as ISOs, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Section 2.2 shall be conclusive.
ARTICLE 3. SHARES AVAILABLE FOR GRANTS.
     3.1. Basic Limitations. Shares issued pursuant to the Plan may be authorized but unissued shares of the Company’s common stock. The maximum aggregate number of Shares reserved and available for issuance pursuant to awards under the Plan is 500,000 Shares, subject to adjustment pursuant to Section 8.1. The aggregate number of Shares with respect to which Options may be granted to any individual Participant during any calendar year shall not exceed 50,000 shares.
     3.2 Additional Shares. If Shares of Restricted Stock or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for awards under the Plan. If Options are forfeited or terminate for any other reason before being exercised, then the corresponding Shares shall again become available for awards under the Plan. If Shares of Restricted Stock are surrendered to or withheld by the Company to satisfy tax withholding obligations, such Shares shall again become available for awards under the Plan. The foregoing notwithstanding, the aggregate number of Shares that may be issued under the Plan upon exercise of ISOs shall not be increased when Restricted Stock or unexercised options are forfeited.
ARTICLE 4. ELIGIBILITY.
     4.1 Incentive Stock Options. Only Employees shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied.
     4.2 Other Grants. Only Employees and Directors shall be eligible for the grant of Restricted Stock or NSOs.
ARTICLE 5. OPTIONS.
     5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or a NSO. Any Option not clearly identified as an ISO shall be deemed an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.
     5.2 Number of Shares. Each Stock Option Agreement shall specify the number of Shares subject to the Option and shall provide for the adjustment of such number in accordance with Section 8.1.
     5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant.
     5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability and vesting in the event of the Optionee’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Whether an authorized leave of absence, military or governmental service, Disability or temporary absence from employment for any other reason constitutes the termination of employment for purposes of the Plan shall be conclusively determined by the Committee. Unless the Stock Option Agreement evidencing an Option provides otherwise, the following provisions shall apply in the event of the Optionee’s termination of Service as an Employee or Director:
          (a) In the event an Optionee’s Service terminates for any reason other than because of retirement, Disability or death, any Option held by the Optionee may be exercised at any time prior to the expiration date of the Option, or the expiration of three months after the date of such termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

          (b) In the event an Optionee’s Service terminates for any reason other than because of Disability or death and the Optionee has obtained age 65 or older as of the date of such termination, any Option held by the Optionee may be exercised at any time prior to the original expiration date of the Option, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.
          (c) In the event an Optionee’s Service terminates because of Disability, any Option held by the Optionee may be exercised at any time prior to the expiration date of the Option or the expiration of one year after the date of such termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.
          (d) In the event of the death of an Optionee while providing Service to the Company or any Affiliate, such Option shall become immediately exercisable in its entirety and may be exercised at any time prior to the expiration date of the Option, but only by the person or persons to whom such Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.
          (e) Notwithstanding the foregoing clauses (a) through (d), the Committee, at the time of grant or at any time thereafter, may extend the post-termination expiration periods otherwise applicable to options any length of time not later than the original expiration date of the Option, and may increase the portion of the Option that is exercisable and vested, subject to such terms and conditions as the Committee may determine.
          (f) To the extent that the Option of any deceased Optionee, or of any Optionee whose Service terminates, is not exercised within the applicable period, all further rights to purchase Shares pursuant to such Option shall cease and terminate.
     5.5 Limitation on ISOs. To the extent that an aggregate Fair Market Value of Shares with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year under the Plan and any other plan of the Company or its Affiliates shall exceed $100,000, such Option shall be treated as a NSO. Such Fair Market Value shall be determined as of the date on which such ISO was granted.
ARTICLE 6. PAYMENT FOR OPTION SHARES.
     6.1 General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Shares are purchased, except as follows:
          (a) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.
          (b) In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.
     6.2 Surrender of Stock. To the extent that this Section 6.2 is applicable, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee, which have been held and fully paid for by the Optionee for at least six months prior to the date of such exercise, or by surrendering a portion of the Shares then exercisable under the option being exercised. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes unless expressly authorized by the Committee in its discretion.
     6.3 Exercise/Sale. To the extent that this Section 6.3 is applicable and to the extent permitted by applicable laws, regulations and rules, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the

Company to sell all or part of the Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.
     6.4 Exercise/Pledge. To the extent that this Section 6.4 is applicable and to the extent permitted by applicable laws, regulations and rules, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to pledge all or part of the Shares being purchased under the Plan to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company.
     6.5 Promissory Note. To the extent that this Section 6.5 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note.
     6.6 Other Forms of Payment. To the extent that this Section 6.6 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.
ARTICLE 7. RESTRICTED STOCK.
     7.1 Restricted Stock Agreement. Each grant of Restricted Stock under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Stock shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.
     7.2 Payment for Awards. Subject to the following sentence, Restricted Stock may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services.
     7.3 Vesting Conditions. Awards of Restricted Stock may be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.
     7.4 Performance-Based Awards. The Committee may grant performance-based awards of Restricted Stock to employees of the Company. The number of Shares of each performance-based award shall be limited to such number of Shares whose aggregate Fair Market Value, as of the date of the award, does not exceed an amount equal to three times the recipient’s annual base salary at the time of the award. The performance criteria of each performance-based award may be based upon Company sales or revenue, gross margin, net earnings, controllable expenses, return on equity or invested capital, or any of such performance criteria, as established by the Committee at the time of each award.
     7.5 Effect of Change in Control. The Committee may determine, at the time of granting Restricted Stock or thereafter, that all or part of such Restricted Stock shall become vested in the event that a Change in Control occurs with respect to the Company or in the event that the Participant is subject to an involuntary termination after a Change in Control.
     7.6 Voting and Dividend Rights. The holders of Restricted Stock awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Stock invest any cash dividends received in additional shares of Restricted Stock at the then current market value. Such additional Restricted Stock shall be subject to the same conditions and restrictions as the award with respect to which the dividends were paid.

ARTICLE 8. CORPORATE EVENTS.
     8.1 Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares or in the event of a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, corresponding adjustments shall automatically be made in each of the following:
          (a) The number of Options and shares of Restricted Stock available for future awards under Article 3.;
          (b) The number of Shares covered by each outstanding Option; or
          (c) The Exercise Price under each outstanding Option.
In the event of a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a recapitalization, a spin-off, merger, consolidation or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate, including, but not limited to, the cancellation of outstanding awards following the provision of notice to Participants and an opportunity to exercise such award, if applicable. Except as provided in this Article 8, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.
     8.2 Dissolution or Liquidation. To the extent not previously exercised, Options shall terminate immediately prior to the dissolution or liquidation of the Company.
     8.3 Discretionary Acceleration of Options Upon Change of Control.
          (a) In the event of a Change in Control, the Committee may determine that each outstanding Option shall become immediately exercisable to the full extent not then exercisable. Notwithstanding the foregoing, any Optionee shall be entitled to decline the acceleration of all or any Options then held, if the Optionee determines that such acceleration may result in adverse tax consequences.
          (b) In the event of: (i) a merger, exchange or consolidation in which the Company is not the resulting or surviving corporation (or in which the Company is the resulting or surviving corporation but becomes a subsidiary of another corporation); (ii) a transfer of all or substantially all the assets of the Company; or (iii) the dissolution or liquidation of the Company (each, a “Transaction”), the Committee shall notify Optionees in writing of the proposed Transaction (the “Proposal Notice”) at least 30 days prior to the effective date of the proposed Transaction. The Committee shall, in its sole discretion, and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Options under the Plan:
               (i) Outstanding Options shall be converted into Options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction. The amount, type of securities subject thereto and exercise price of the converted Options shall be determined by the Committee and based on the exchange rate, if any, used in determining shares of the surviving corporation to be issued to Optionees of shares of the Company. If there is no exchange rate in the Transaction, the Committee shall, in making its determination, take into account the relative values of the companies involved in the Transaction and such other factors as it deems relevant. Such converted Options shall be vested to the extent determined by the Committee.
               (ii) The Committee shall provide a 30-day period prior to the consummation of the Transaction during which outstanding Options may be exercised to the extent then vested or pursuant to such accelerated vesting as the Committee may determine, and upon consummation of such Transaction, all unexercised Options shall immediately terminate. If the Committee elects to provide such 30-day period for the exercise of Options, the Proposal Notice shall so state. Optionees, by written notice to the Company, may exercise their Options and, in so exercising the Options, may condition such exercise upon, and provide that such exercise shall become effective immediately prior to, the consummation of the Transaction, in which event Optionees need not make payment for the Shares to be purchased upon exercise of Options until five days after written notice by the Company to the Optionees that the Transaction has been consummated (the “Transaction Notice”). If the Transaction is consummated, each Option, to the extent not previously exercised prior to the consummation of the Transaction, shall terminate and cease being exercisable as of the effective date of such consummation. If the Transaction is abandoned, (A) all outstanding Options not exercised shall continue to be exercisable, to the extent such Options were exercisable prior to the date of the Proposal Notice, and (B) to the extent that any Options not exercised prior to such abandonment shall have become exercisable solely by operation of this Section 8.3, such exercisability shall be deemed annulled, and the exercisability provisions otherwise in effect shall be reinstituted, as of the date of such abandonment.
ARTICLE 9. AWARDS UNDER OTHER PLANS.
          The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan when so expressly authorized by the Committee. Such Shares shall, when issued, reduce the number of Shares available under Article 3.
ARTICLE 10. LIMITATION ON RIGHTS.
     10.1 Retention Rights. Neither the Plan nor any award granted under the Plan shall be deemed to give any individual a right to remain an Employee or Director. The Company and its Affiliates reserve the right to terminate the Service of any Employee or Director at any time, with or without cause, subject to applicable laws, the Company’s articles of incorporation and by-laws and a written employment agreement (if any).
     10.2 Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her award prior to the time when a stock certificate for such Shares is issued or the award of Restricted Shares is entered upon the share register of the Company, or, if applicable, the time when he or she becomes entitled to receive such Shares upon exercise of an Option by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.
     10.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any award prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.
ARTICLE 11. WITHHOLDING TAXES.
     11.1 General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.
     11.2 Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 12. PLAN TERM; AMENDMENT AND TERMINATION.
     12.1 Term of the Plan. The Plan, as set forth herein, shall become effective as of the date it is adopted by the Board, and shall remain in effect until it is terminated under Section 12.2, except that no ISOs shall be granted on or after the 10th anniversary of the later of (a) the date when the Board adopted the Plan or (b) the date when the Board adopted the most recent increase in the number of Shares available under Article 3 that was approved by the Company’s shareholders.
     12.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules or requirements of any applicable governmental authority or listing organization governing the trading of the Company’s stock. No awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any award previously granted under the Plan.
     The Committee may amend the terms of any award theretofore granted (and the award agreement with respect thereto), prospectively or retroactively, but subject to Section 8.1 of the Plan, no such amendment shall impair the rights of any Participant without the Participant’s consent and no such amendment may effect a repricing of any award without approval of the Company’s shareholders.
ARTICLE 13. LIMITATION ON CHANGE IN CONTROL PAYMENTS.
     13.1 Scope of Limitation. This Article 13 shall apply to an award only if:
          (a) The independent auditors most recently selected by the Board (the “Auditors”) determine that the after-tax value of such award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under Section 4999 of the Code), will be greater after the application of this Article 13 than it was before the application of this Article 13; or
          (b) The Committee, at the time of making an award under the Plan or at any time thereafter, specifies in writing that such award shall be subject to this Article 13 (regardless of the after-tax value of such award to the Participant).
     If this Article 13 applies to an award, it shall supersede any contrary provision of the Plan or of any award granted under the Plan.
     13.2 Basic Rule. In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Article 13, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.
     13.3 Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article 13, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article 13 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.
     13.4 Overpayments and Underpayments. As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, the Participant shall repay such Overpayment to the Company; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.
     13.5 Related Corporations. For purposes of this Article 13, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 280G(d)(5) of the Code.
ARTICLE 14. DEFINITIONS.
     14.1 “Affiliate” means any Parent or Subsidiary.
     14.2 “Board” means the Company’s Board of Directors.
     14.3 “Change in Control” means:
          (a) A change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated pursuant to the Exchange Act as in effect on the date this Plan was initially adopted; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any person hereafter becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of the Company’s voting securities; or
          (b) During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by the Company’s shareholders of each new Director was approved by a vote of at least a majority of the Directors then still in office who were Directors at the beginning of the period; or
          (c) There shall be consummated (i) any consolidation, merger or exchange involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of voting securities immediately prior to the merger have the same, or substantially the same, proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or
          (d) Approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.
     14.4 “Code” means the Internal Revenue Code of 1986, as amended.

     14.5 “Committee” means the Compensation and Management Development Committee of the Board, which is composed of Directors as described in Article 2.
     14.6 “Company” means Key Technology, Inc., an Oregon corporation.
     14.7 “Director” means a member of the Board.
     14.8 “Disability” means the condition of being permanently disabled within the meaning of Code Section 22(e)(3), namely being unable to engage in any substantial gainful employment be reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months.
     14.9 “Employee” means a common-law employee of the Company or an Affiliate.
     14.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     14.11 “Exercise Price” means the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.
     14.12 “Fair Market Value” means, as of any specified date, the closing price of the Company’s common stock on that date. In the event common stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.
     14.13 “ISO” means an incentive stock option described in Section 422(b) of the Code.
     14.14 “NSO” means a stock option not described in Sections 422 or 423 of the Code.
     14.15 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Shares.
     14.16 “Optionee” means an individual or estate who holds an Option.
     14.17 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
     14.18 “Participant” means an individual or estate who holds an award.
     14.19 “Plan” means this 2010 Equity Incentive Plan, as amended from time to time.
     14.20 “Restricted Stock” means Shares awarded under the Plan.
     14.21 “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Stock award that contains the terms, conditions and restrictions pertaining to such Restricted Stock.
     14.22 “Service” means service as an Employee or Director.
     14.23 “Share” or “Shares” means one or more shares of the common stock of the Company.
     14.24 “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

     14.25 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

ANNUAL MEETING OF SHAREHOLDERS OF
KEY TECHNOLOGY, INC.
February 11, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card
are available at http://www.proxydocs.com/ktec
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

								FOR	AGAINST	ABSTAIN
1. PROPOSAL TO ELECT DAVID M. CAMP AND RICHARD LAWRENCE AS DIRECTORS					2.	PROPOSAL TO CONSIDER ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS		☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	DAVID M. CAMP RICHARD LAWRENCE
							Every Year	Every 2 Years	Every 3 Years	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				3.	PROPOSAL TO CONDUCT AN ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.	☐	☐	☐	☐
								FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)				4.	PROPOSAL TO CONSIDER APPROVAL OF THE COMPANY’S 2010 EQUITY INCENTIVE PLAN.		☐	☐	☐
								FOR	AGAINST	ABSTAIN
					5.	PROPOSAL TO RATIFY SELECTION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE 2011 FISCAL YEAR.		☐	☐	☐
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
The shares represented by this proxy will be voted as specified on the above matters, but if no specification is made, this proxy will be voted for approval of the selection of independent registered public accountants. In addition, the proxies may vote in their discretion as to other matters as may properly come before the annual meeting, or any adjournments or postponements thereof.

Please mark, date, sign and return this proxy in the enclosed envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐
PROXY
KEY TECHNOLOGY, INC.
Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Shareholders, February 11, 2011
The undersigned hereby appoints David M. Camp and John J. Ehren, and each of them, proxies with full power of substitution, to represent and vote, as designated below, on behalf of the undersigned, all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of KEY TECHNOLOGY, INC. on February 11, 2011, and any adjournment or postponement thereof. Either of the designated proxies, or any duly appointed substitute present at the meeting, may exercise all powers granted hereby.
(Continued and to be signed on the reverse side)